SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INDEMNITY plc
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

GLOBAL INDEMNITY plc

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 6, 2012

TIME	1:00 P.M. (Bermuda Time) on Wednesday, June 6, 2012.

PLACE	Wind River Reinsurance Company, Ltd., Emporium Building, 5th Floor, 69 Front Street, Hamilton HM PX, Bermuda. You will be able to attend the 2012 Annual General Meeting in person by coming to Wind River Reinsurance Company, Ltd., Emporium Building, 5th Floor, 69 Front Street, Hamilton HM PX, Bermuda. If you plan to attend the annual meeting in person, you will need to bring photo identification and the admission ticket attached to your proxy card. If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 6, 2012). You will not be able to vote shares held through a bank, broker or other nominee in person at the 2012 Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the 2012 Annual General Meeting. For directions to the 2012 Annual General Meeting, please call +1 (441) 295-8478.

ITEMS OF BUSINESS

(1)     By separate resolutions, to elect as directors the following individuals who retire in accordance with the Articles of Association of Global Indemnity plc and, being eligible, offer themselves for election:

          (a)    Saul A. Fox                 (b)    James W. Crystal       (c)     Seth J. Gersch

          (d)    Mary R. Hennessy      (e)    Chad A. Leat              (f)     Cynthia Y. Valko

(2)     To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

(3)     To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

(4)     To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to set their fees.

(5)     To act on various matters concerning Wind River Reinsurance Company, Ltd.

(6)     To authorize holding the 2013 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

(7)     To transact such other business as may properly be brought before the 2012 Annual General Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals are set forth in the proxy statement accompanying this Notice of Annual General Meeting of Shareholders. Proposal 3 shall be voted on as a special resolution under Irish law.

RECORD DATE	The Board of Directors has fixed the close of business (Eastern) on April 6, 2012 as the record date for the 2012 Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2012 Annual General Meeting or any adjournment or postponement thereof.

VOTING BY PROXY	You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

During the meeting, management will also present Global Indemnity plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2011.

By Order of the Board of Directors

LINDA C. HOHN

Vice President, Associate General Counsel and Company Secretary

April    , 2012

Registered Office:

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Ireland

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2012 ANNUAL GENERAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

Page
COMPANY INFORMATION	1
VOTING AND REVOCABILITY OF PROXIES	1
PROPOSAL ONE (A) THROUGH ONE (F): ELECTION OF DIRECTORS	5
Nominees for Director	5
Required Vote	7
BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS	8
Board Structure	8
Meetings and Independence Requirements	8
Board Committees	8
Shareholder Nominations to Our Board of Directors and Other Shareholder Communications	11
Executive Sessions	11
Code of Business Conduct and Ethics	11
DIRECTOR COMPENSATION	12
PROPOSAL TWO: AUTHORIZATION TO MAKE OPEN MARKET PURCHASES OF GLOBAL INDEMNITY PLC A ORDINARY SHARES	14
Required Vote	14
PROPOSAL THREE: AUTHORIZATION OF THE REISSUE PRICE RANGE OF A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC HOLDS AS TREASURY SHARES	15
Required Vote	15
PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY PLC’S INDEPENDENT AUDITORS AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO DETERMINE THEIR FEES	16
General	16
Information Regarding Our Independent Auditors	16
Required Vote	17
PROPOSAL FIVE (A) AND FIVE (B): VARIOUS MATTERS CONCERNING WIND RIVER REINSURANCE COMPANY, LTD.	18
General	18
Proposal Five (a) — Election of Directors and Alternate Directors	18
Proposal Five (b) — Appointment of Independent Auditor	19
Other Matters	19
Required Vote	19
PROPOSAL SIX: AUTHORIZATION TO HOLD THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND	20
Required Vote	20
EXECUTIVE OFFICERS	21
EXECUTIVE COMPENSATION	22
COMPENSATION DISCUSSION AND ANALYSIS	22
Introduction	22
Committee Activities and Compensation Paid To Named Executive Officers With Respect to 2010	22
Our Compensation Philosophy	22
Other Considerations	27
Conclusion	29
Say-on-Pay and Say-on-Frequency Results	29
COMPENSATION COMMITTEE REPORT	30
SUMMARY COMPENSATION TABLE	30
GRANTS OF PLAN-BASED AWARDS TABLE	32
EMPLOYMENT AGREEMENTS	34
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011	37
OPTION EXERCISES AND SHARES VESTED IN 2011	38
PENSION BENEFITS IN 2011	38
NONQUALIFIED DEFERRED COMPENSATION IN 2011	38
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	39
EQUITY COMPENSATION PLAN INFORMATION	48
ADDITIONAL INFORMATION	48

i

ii

GLOBAL INDEMNITY plc

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Ireland

www.globalindemnity.ie

+353 (0)1 618 0517

PROXY STATEMENT

The 2012 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Global Indemnity plc will be held at Wind River Reinsurance Company, Ltd., Emporium Building, 5th Floor, 69 Front Street, Hamilton HM PX, Bermuda, at 1:00 P.M. (Bermuda Time) on June 6, 2012. On or about April 30, 2012, we mailed you a proxy card, the proxy statement for the Annual General Meeting (the “Proxy Statement”), our Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”) and our financial statements for the year ended December 31, 2011 that were prepared in accordance with Irish law (the “Irish Statutory Accounts”).

Our Board of Directors has fixed the close of business on April 6, 2012 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity plc was incorporated on March 9, 2010 and its Class A ordinary shares began trading on the NASDAQ Global Select Market under the symbol “GBLI” on July 6, 2010. Our website is www.globalindemnity.ie. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “Company,” “we,” “us,” and “our” refer to Global Indemnity plc and our consolidated subsidiaries, unless the context requires otherwise or, prior to July 2, 2010, to United America Indemnity, Ltd.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 6, 2012, you were a shareholder of record, you may vote your shares by proxy either by mail or by attending the Annual General Meeting, or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Bermuda Time) on June 5, 2012 to be counted.

To Vote By Proxy:

For Shareholders of Record, By Mail

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker, or Other Nominee:

•	Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record

•

Although we encourage you to vote by proxy prior to the Annual General Meeting, you can attend the Annual General Meeting and vote your shares in person. If you vote by proxy and also attend the Annual General Meeting, there is no need to vote again at the Annual General Meeting unless you wish to change your vote. To attend the Annual General Meeting in person, you must bring photo identification along with your admission ticket attached to your proxy card.

If Shares Held Through a Bank, Broker, or Other Nominee

•

If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 6, 2012). You will not be able to vote such shares in person at the Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual General Meeting.

General

•	Failure to bring any of the documentation above may delay your ability to attend, or prevent you from attending, the Annual General Meeting.

•	No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual General Meeting.

•	For directions to the Annual General Meeting, please call +1 (441) 295-8478.

The following proposals are scheduled to be voted on at the Annual General Meeting:

•

Proposal One (a) through One (f): By separate resolutions, to elect as directors the following individuals who retire in accordance with our Articles of Association and, being eligible, offer themselves for election:

(a) Saul A. Fox	(b) James W. Crystal	(c) Seth J. Gersch
(d) Mary R. Hennessy	(e) Chad A. Leat	(f) Cynthia Y. Valko

•	Proposal Two: To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

•	Proposal Three: To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

•	Proposal Four: To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to set their fees.

•	Proposal Five (a) and Five (b): To act on various matters concerning Wind River Reinsurance Company, Ltd.

•	Proposal Six: To authorize holding the 2013 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

Proposal Three shall be voted on as a Special Resolution.

In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual General Meeting other than the proposals contained in this Proxy Statement.

On the record date, 16,396,965 A ordinary shares and 12,061,370 B ordinary shares of Global Indemnity were issued and outstanding. On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of A ordinary shares will be entitled to one vote per share and each record holder of B ordinary shares will be entitled to ten votes per share. The holders of A ordinary shares and the holders of B ordinary shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. For each of the proposals being considered at the Annual General Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except Proposal Three, determination of the price range at which the Company can reissue shares it holds as treasury shares, which is a special resolution under Irish law and requires the affirmative vote of at least 75% of the votes cast. Proposal Five (a) and Five (b), the approval of various matters concerning Wind River Reinsurance Company, Ltd., an indirect subsidiary of Global Indemnity (“Wind River”), which must be submitted for approval by our shareholders pursuant to our Articles of Association, requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares of Wind River at the Wind River annual general meeting in the same proportion as the votes received at the Annual General Meeting from our shareholders on this proposal.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter, but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers, or other nominees that do not indicate a vote for some or all of the proposals because the bank, broker, or other nominee does not have discretionary voting authority and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual General Meeting or any adjournments or postponements thereof:

•	“FOR” the election of all nominees for director of Global Indemnity plc named herein.

•	“FOR” the authorization of Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

•	“FOR” the authorization of the reissue price range of A ordinary shares that Global Indemnity plc acquires as treasury shares.

•	“FOR” the ratification of the appointment of Global Indemnity plc’s independent auditors and the authorization of our Board of Directors acting through its Audit Committee to set their fees.

•	“FOR” each of the various matters concerning Wind River, including the election of all nominees for director and alternate directors named herein.

•	“FOR” the authorization of holding the 2013 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

Except as discussed under “Proposal Five — Various Matters Concerning Wind River Reinsurance Company, Ltd.,” if any other permitted business is brought before the Annual General Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, provided such statement is received no later than 11:59 p.m. (Bermuda Time) on June 5, 2012;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Bermuda Time) on June 5, 2012; or

•	Attending the Annual General Meeting and voting in person.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 6, 2012

The Proxy Statement, Annual Report on Form 10-K and Irish Statutory Accounts are available on or about

April 30, 2012 at:

https://materials.proxyvote.com/G39319

PROPOSAL ONE (A) THROUGH ONE (F): ELECTION OF OUR DIRECTORS

Our Articles of Association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of seven directors. Our Board of Directors has nominated six persons for election as directors whose terms will expire at the 2013 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. Our current directors are Saul A. Fox, James W. Crystal, Seth J. Gersch, Mary R. Hennessy, James R. Kroner, Chad A. Leat, and Cynthia Y. Valko and our nominees are Saul A. Fox, James W. Crystal, Seth J. Gersch, Mary R. Hennessy, Chad A. Leat, and Cynthia Y. Valko. On September 19, 2011 and February 27, 2012, respectively, Larry A. Frakes and Michael J. Marchio retired from our Board of Directors. On April 4, 2012, James R. Kroner notified Global Indemnity that he will not stand for re-election to the Board of Directors at the Annual General Meeting. If any of the nominees becomes unable to or declines to serve as a director prior to election at the Annual General Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as Fox Paine & Company and/or the Board of Directors may nominate.

Upon the recommendation from our Nominating and Governance Committee, our Board of Directors has nominated the six individuals listed below. When considering whether the Board of Directors’ nominees have the experience, qualifications, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Nominating and Governance Committee and the Board of Directors focused on the biographical information listed below for each nominee and in particular those qualities highlighted at the end of each nominee’s biography. Also, under our Articles of Association, Fox Paine & Company, LLC (“Fox Paine & Company”) has the right to appoint a certain number of directors, dependent on Fox Paine & Company’s percentage ownership of voting shares in the Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

Nominees for Director – Proposals One (a) Through One (f)

Proposal One (a) – Saul A. Fox, 58, has served as a director on our Board of Directors since August 2003, as our Chairman since September 2003, as our Chief Executive Officer from February 2007 to June 2007, and as chief executive of Fox Paine & Company, a private equity firm, since he co-founded Fox Paine & Company in 1997. In addition to managing Fox Paine & Company, Mr. Fox led Fox Paine & Company’s acquisitions of our predecessor companies, United National and Penn America, as well as numerous other acquisitions in such areas as energy, independent power generation, medical devices, and geophysical software. Prior to founding Fox Paine & Company, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a global alternative asset manager. During his thirteen years with KKR, Mr. Fox was instrumental in numerous acquisition and financing transactions as well as leading that firm’s investment efforts in insurance, reinsurance, energy, power, and lodging, including KKR’s highly successful acquisitions of American Reinsurance and Canadian General Insurance (KKR’s first acquisition outside of the United States), serving these companies as their chairman of the board of directors or chairman of the board’s executive committee. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax law, business law, and mergers and acquisitions. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is currently chairman of the board of directors of Paradigm B.V., L’Artisan Parfumeur, and Penhaligon’s, and a member of the board of overseers for the University of Pennsylvania Law School. In determining to nominate Mr. Fox, the Board of Directors and the Nominating and Governance Committee considered, in particular, Mr. Fox’s thirty plus years of diverse legal and business experience, including advising, managing and directing international public and private companies. As noted above, Mr. Fox is affiliated with Fox Paine & Company, which is our largest shareholder, and we believe he is highly motivated to create value for shareholders.

Proposal One (b)—James W. Crystal, 74, has served as a director on our Board of Directors since July 2010. Mr. Crystal is currently the chairman and chief executive officer of Frank Crystal & Company, a privately owned insurance brokerage firm. Mr. Crystal serves as a vice chairman, trustee and member of the executive committee and co-chairman of the audit committee of Mt. Sinai Medical Center. He previously served on the board of directors of Blockbuster, Inc. and currently serves on the board of directors of Stewart & Stevenson LLC, Ennia Caribe Holding NA, K2 Global Consulting and serves as chairman of the audit committees of the board of directors for Stewart & Stevenson and Ennia Caribe. Mr. Crystal is a member of the National Association of Casualty and Surety Agents, New York’s Harmonie Club, Century Country Club, and Down Town Association. He received a B.S. from Trinity College. In determining to nominate Mr. Crystal, the Board of Directors and the Nominating and Governance Committee considered his distinguished career as an insurance brokerage executive when determining to nominate him to our Board of Directors.

Proposal One (c)—Seth J. Gersch, 64, has served as a director on our Board of Directors since February 2008. Mr. Gersch is currently on the advisory panel of Fox Paine & Company. He was the chief operating officer of Fox Paine & Company from 2007 through 2009. Prior to joining Fox Paine & Company, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America’s predecessor organization, Montgomery Securities and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a member of the board of directors of Cradle Holdings (Cayman) Ltd.; Paradigm, Ltd., Paradigm Geotechnology Holdings, B.V., Paradigm Geotechnology Holdings S.à.r.l., vADz, Inc. and the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. The Board of Directors and the Nominating and Governance Committee particularly considered the experience and skills Mr. Gersch acquired through his business and financial background with international companies when determining to nominate him to our Board of Directors.

Proposal One (d)—Mary R. Hennessy, 59, has served as a director on our Board of Directors since September 2010. Ms. Hennessy is currently an independent consultant to the property and casualty insurance and reinsurance industry, which was her occupation from 2002 through 2008. From 2008 to 2010, she was chief executive officer of GMAC Insurance – Personal Lines. From 2000-2002, Ms. Hennessy served as the chief executive officer, president and member of the board of directors of Overseas Partners, Ltd. From 1997 to 1999, she served as president, chief operating officer, and as a member of TIG Holdings, Inc.’s board of directors after serving as the executive vice president and chief underwriting officer from 1996 to 1997. From 1988 to 1996, Ms. Hennessy held various positions with American Re Corporation. Ms. Hennessy currently serves on the board of directors of GeoVera Insurance Holdings, Ltd. and serves as the chair of its audit committee. She has previously served on the board of directors and audit committees of Bristol West Holdings, Inc. and Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd.), and represented Overseas Partners, Ltd. on the board of Annuity & Life Re Holdings, Ltd., all of which were listed on the New York Stock Exchange at the time. Ms. Hennessy received a B.A. in Mathematics from the College of St. Elizabeth. She is a fellow of the Casualty Actuarial Society. With respect to Ms. Hennessy, the Board of Directors and the Nominating and Governance Committee considered her extensive executive management and actuarial experience and knowledge when determining to nominate her to our Board of Directors.

Proposal One (e)—Chad A. Leat, 56, has served as a director on our Board of Directors since February 2009. Mr. Leat is currently the vice chairman of global banking at Citigroup. In 2006 and 2007, he served as co-head of global credit markets for Citi Markets and Banking. From 1998 to 2005, he served as the global head of Loans and Leveraged Finance. Under the leadership of Mr. Leat, Citigroup has become one of the leading bond and loan houses in the world. Mr. Leat joined Salomon Brothers prior to its merging with Citigroup in 1997 after spending more than 12 years at Chase Manhattan, where served as the head of their Syndications, Structured Sales and Loan Trading businesses. Mr. Leat is a graduate of the University of Kansas, where he received his B.S. He is a member of the Economics Club of New York and a member of the board of directors of The Hampton Classic Horse Show. With regard to Mr. Leat, the Board of Directors and the Nominating and Governance considered his twenty-five plus years of financial and banking background with international companies when determining to nominate him to our Board of Directors. Additionally, Mr. Leat has an expertise in understanding capital structures and experience in analyzing complex businesses and financial statements.

Proposal One (f)—Cynthia Y. Valko, 57, has served as a director on our Board of Directors since September 19, 2011. Since September 2011, Ms. Valko has served as our Chief Executive Officer. From February 2010 to September 2011, Ms. Valko served as Senior Vice President – Commercial lines at GMAC Insurance. Ms. Valko served as a management consultant for Cerberus Private Equity directing turnaround/sales transactions for their GMAC Insurance Property and Casualty Business from 2007 through 2010. From 1998 through 2006, Ms. Valko was Chief Operating Officer/Executive Vice President of New York Life International. In this capacity, she was a member of the board of directors of New York Life International, a wholly owned subsidiary of New York Life Insurance Company. She chaired the Mexico subsidiary board of directors of Seguros Monterrey and was a member of the board of directors of HSBC/New York Life Argentina. Prior to joining New York Life International, Ms. Valko held numerous positions of increasing responsibility in the insurance industry beginning in 1976. Ms. Valko received a B.S. in Mathematics from Juniata College. With respect to Ms. Valko, the Board of Directors and the Nominating and Governance Committee considered her over thirty years of experience as an insurance industry executive, including her experience as an executive officer of insurance companies. In addition, as our Chief Executive Officer, Ms. Valko is in the best position to understand our operations and business.

As discussed above, on September 19, 2011 and February 27, 2012, respectively, Larry A. Frakes and Michael J. Marchio retired from our Board of Directors and, accordingly, will not stand for re-election as a director to our Board of Directors. Also, on April 4, 2012, James R. Kroner notified Global Indemnity that he will not stand for re-election to the Board of Directors at the Annual General Meeting.

Required Vote

To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual General Meeting in person or by proxy. Under Irish law, we are required to have at least two directors. If no nominee receives a majority of the votes cast at the Annual General Meeting in person or by proxy, then the two nominees with the highest number of votes will be elected to our Board of Directors until his or her successor shall be elected.

The Board of Directors Recommends Voting “For” Each of the Directors Nominated for Election in Proposal One (a) through One (f).

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

Since June of 2007, it has been our policy to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separating these two positions is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman independent of the Chief Executive Officer, whose sole job is to lead the Board of Directors, allows our Chief Executive Officer, Ms. Valko, to completely focus her time and energy on running the day-to-day operations of Global Indemnity. We believe that our Chief Executive Officer and our Chairman have an excellent working relationship and open lines of communication. The Board of Directors believes that Global Indemnity’s current leadership structure does not affect its role in risk oversight of Global Indemnity.

The Board of Directors exercises its risk oversight responsibilities through our Enterprise Risk Management Committee, which regularly reports to the full Board of Directors. For a further discussion of this committee, see “Enterprise Risk Management Committee” below.

Our Audit Committee is made up entirely of independent directors as defined and required by the NASDAQ Marketplace Rules and the rules of SEC, and we believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of our Board of Directors by the non-executive Chairman, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board of Directors held five meetings in 2011. In 2011, all of the members of our Board of Directors attended 75% or more of the total number of meetings of our Board of Directors and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees.

The Annual General Meeting will be our ninth annual general meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2011 Annual General Meeting.

Global Indemnity is a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Fox Paine & Company. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of Rule 5605 with respect to (1) having a majority of independent directors on our Board of Directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

Board Committees

The Board of Directors currently has seven members and the following six committees: Audit; Compensation and Benefits; Nominating and Governance; Executive; Investment; and Enterprise Risk Management.

Audit Committee

The Audit Committee held four meetings in 2011. The Audit Committee currently consists of Chad A. Leat, Mary R. Hennessy, and Seth J. Gersch. Mr. Leat is currently the Chair of the Audit Committee.

Our Board of Directors has determined that Messrs. Leat and Gersch and Ms. Hennessy each qualify as “independent directors” as that term is defined in the NASDAQ Marketplace Rules and the rules of the SEC. Our Board of Directors has also determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ Marketplace Rules and that Mr. Leat qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie.

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) held four meetings in 2011. The Compensation Committee currently consists of James W. Crystal, Saul A. Fox, and Mary R. Hennessy. Mr. Fox is currently the Chair of the Compensation Committee.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers, and to oversee all equity compensation programs including overseeing our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers.

The Compensation Committee meets each year in conjunction with regularly-scheduled Board of Directors meetings and as needed at other times. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members, including those responsibilities and powers related to Section 162(m) of the Code.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Philosophy.”

A copy of our Compensation Committee Charter is available on our website at www.globalindemnity.ie.

Section 162(m) Committee

The Section 162(m) Committee held two meetings in 2011. In 2011, the Section 162(m) Committee consisted of two directors who were “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” under Section 162(m) of the Internal Revenue Code — James W. Crystal and Michael J. Marchio. Mr. Crystal was the Chair of the Section 162(m) Committee. The Section 162(m) Committee was discontinued after 2011.

The primary purpose of the Section 162(m) Committee was to oversee our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code. The Section 162(m) Committee also had the ability to approve grants of equity compensation to our executive officers.

The Section 162(m) Committee met at least annually to establish targets and to review and certify achievement with respect to previously-established targets and as needed at other times. Its meetings were chaired by a member of the Section 162(m) Committee and are occasionally held in executive session without members of management present. Management and members of the Compensation Committee may have participated in Section 162(m) Committee meetings at the invitation of the Section 162(m) Committee, providing financial data on which compensation decisions were based, publicly available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management and members of the Compensation Committee may also have proposed financial targets on which performance will be judged. For 2012 and going forward these duties will be performed by the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 2011. The Nominating and Governance Committee currently consists of Saul A. Fox, Seth J. Gersch, and Chad A. Leat. Mr. Fox is Chair of the Nominating and Governance Committee.

The principal duties of the Nominating and Governance Committee are to recommend to the Board of Directors nominees for directors and directors for committee membership, to develop, maintain, and recommend to the Board of Directors a set of corporate governance policies for Global Indemnity, to establish criteria for recommending new directors, and to identify, screen, and recruit new directors, including financially literate director nominees for the Audit Committee. Global Indemnity does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Global Indemnity’s businesses. The Nominating and Governance Committee also recommends to the Board of Directors the director and committee member compensation for non-employee directors.

A copy of our Nominating and Governance Committee Charter is available on our website at www.globalindemnity.ie.

Executive Committee

The Executive Committee currently consists of Saul A. Fox and Seth J. Gersch. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors as permitted by applicable law and listing standards, other than those reserved for committees or the full Board of Directors.

A copy of our Executive Committee Charter is available on our website at www.globalindemnity.ie.

Investment Committee

The Investment Committee currently consists of Saul A. Fox, Seth J. Gersch, James W. Crystal, and Chad A. Leat. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines. Mr. Fox is the Chair of the Investment Committee.

A copy of our Investment Committee Charter is available on our website at www.globalindemnity.ie.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of James W. Crystal, Saul A. Fox, and Mary R. Hennessy. Ms. Hennessy is the Chair of the Enterprise Risk Management Committee.

The principal duties of the Enterprise Risk Management Committee are (a) assessing, and providing oversight to management relating to the identification and evaluation of, major strategic, operational, financial, regulatory, information and external risks inherent in the business of the Company and the control processes with respect to such risks; (b) overseeing the enterprise risk management, compliance and control activities of the Company; (c) overseeing the integrity of the Company’s systems of operational controls regarding legal and regulatory compliance; and (d) overseeing compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of the Company’s business.

A copy of our Enterprise Risk Management Committee Charter is available at www.globalindemnity.ie.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

The Board of Directors considers the recommendations of the Nominating and Governance Committee with respect to the nominations of directors, but otherwise retains authority over the identification of such nominees. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding director nominee candidates, but will consider, in the same manner the Board of Directors considers recommendations of the Nominating and Governance Committee, any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess a candidate’s qualifications, along with confirmation of a candidate’s consent to serve as a director if elected. Recommendations for director nominees should be sent to the Nominating and Governance Committee c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or e-mailed to info@globalindemnity.ie.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors as a group, or one or more specific members of our Board of Directors, should communicate in writing addressed to the specified addressees c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or in an e-mail to info@globalindemnity.ie.

Executive Sessions

At least twice a year, the independent directors meet in executive session.

Code of Business Conduct and Ethics

On January 26, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of Global Indemnity and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our website at www.globalindemnity.ie. Within the time period specified, and to the extent required, by the SEC and the Nasdaq Marketplace Rules, we will post on our website any amendment to our code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

DIRECTOR COMPENSATION

The form and amount of non-employee director compensation is determined by the Board of Directors based on recommendations by our Nominating and Governance Committee. Our directors that are also employees of the Company are not separately compensated for their service as directors. Cynthia Y. Valko, our Chief Executive Officer, is an employee of the Company and therefore is not separately compensated for her services as a director. We believe that director compensation should not only be competitive, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for Board of Directors and committee service and meeting fees payable 50% in cash and 50% in A ordinary shares. The number of A ordinary shares to be issued to a director under the Global Indemnity plc Share Incentive Plan (the “Share Incentive Plan”) is determined by dividing the amount of compensation to be issued by the closing market price of our A ordinary shares on the NASDAQ Global Select Market on the last business day of the calendar quarter in which the compensation was earned. A ordinary shares issued to directors under the Share Incentive Plan are fully vested on the applicable grant date, but they may not be transferred, sold or otherwise disposed of by the director unless and until (1) there is a change in control of Global Indemnity, (2) such director passes away, or (3) at least one year has elapsed since the date the director ceased to serve on our Board of Directors. These restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations. Amounts earned by our non-employee directors for their service on our Board of Directors in fiscal year 2011 are set forth below.

The amount of the annual retainer each non-employee director was eligible to receive for service in fiscal year 2011 was: (1) $160,000 for the Chairman; (2) $140,000 for all non-employee directors (other than the Chairman); (3) an additional $60,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (4) an additional $60,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (5) an additional $60,000 for non-employee directors who serve on the Nominating and Governance Committee; (6) an additional $60,000 for the non-employee director who chairs the Compensation Committee; (7) an additional $145,000 for the non-employee director who chairs the Audit Committee; and (8) an additional $100,000 for the non-employee director who chairs the Investment Committee.

All non-employee directors receive (a) $10,000 for each Board of Directors meeting attended in person and $2,000 for each meeting of any Committee of the Board of Directors attended by telephonic means and (b) reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its Committees. Non-employee directors do not receive separate attendance fees for any meeting of any Committee of the Board of Directors attended while also attending a Board of Directors meeting.

The following table provides compensation information for fiscal year 2011 for each non-employee director of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Saul A. Fox	225,422	232,657	—	—	—	—	458,079
Stephen A. Cozen(3)	—	33,104	—	—	—	—	33,104
James W. Crystal	85,411	88,213	—	—	—	—	173,624
Seth J. Gersch	144,925	149,610	—	—	—	—	294,535
Mary R. Hennessy	119,381	110,037	—	—	—	—	229,418
James R. Kroner	198,909	197,649	—	—	—	—	396,558
Chad A. Leat	191,425	197,537	—	—	—	—	388,962
Michael J. Marchio	149,376	146,589	—	—	—	—	295,965

(1)	Includes director fees paid in cash in January 2012, but earned in 2011 and excludes the director fees paid in cash in 2011, but earned in 2010.
(2)	Represents the aggregate grant date fair value of share-based compensation granted in 2011 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). See Note 16 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2011 is set forth below for each non-employee director:

Director	4th Quarter 2010	1st Quarter 2011	2nd Quarter 2011	3rd Quarter 2011	Total
Grant Date	1/5/2011	4/8/2011	7/6/2011	10/7/2011
Saul A. Fox	$58,546	$55,749	$57,872	$60,490	$232,657
Stephen A. Cozen	$33,104	—	—	—	$33,104
James W. Crystal	$22,923	$20,613	$22,667	$22,010	$88,213
Seth J. Gersch	$38,205	$35,180	$37,726	$38,499	$149,610
Mary R. Hennessy	$17,843	$30,655	$30,721	$30,818	$110,037
James R. Kroner	$43,805	$50,231	$50,822	$52,791	$197,649
Chad A. Leat	$49,531	$48,355	$48,926	$50,725	$197,537
Michael J. Marchio	$31,084	$38,181	$38,262	$39,062	$146,589

Totals	$295,041	$278,964	$286,996	$294,395	$1,155,396

(3)	Mr. Cozen retired from the Board of Directors effective January 1, 2011.

PROPOSAL TWO: AUTHORIZATION TO MAKE OPEN MARKET PURCHASES OF GLOBAL INDEMNITY PLC A ORDINARY SHARES

In this proposal shareholders are being asked to authorize Global Indemnity, or any of its subsidiaries, to make market purchases of up to 25% of Global Indemnity’s A ordinary shares in issue. If adopted, this authority will expire on the earlier of the close of business on December 16, 2013 or the date of the 2013 Annual General Meeting; we expect to propose renewal of this authorization at subsequent annual general meetings. Subject to the authorization being sought in this proposal, such purchases would be made only at price levels which the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account Global Indemnity’s overall financial position.

It should be noted that Global Indemnity is permitted to effect repurchases of its shares as redemptions under Article 3(h) of our Articles of Association. Whether or not this proposed resolution is passed, Global Indemnity would retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries would not be able to make open market purchases of our A ordinary shares.

For a subsidiary of Global Indemnity to make open market purchases of Global Indemnity’s A ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NASDAQ Global Select Market, on which Global Indemnity’s A ordinary shares are listed, is currently specified as a recognized stock exchange for this purpose of Irish law.

The text of the resolution in respect of Proposal Two is as follows:

“Resolved, that Global Indemnity plc and/or any subsidiary of Global Indemnity plc (as defined by Section 155 of the Companies Act of 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of A ordinary shares, par value of US$0.0001, each in the Company on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time, but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of A ordinary shares authorized to be acquired by Global Indemnity plc and any subsidiaries of Global Indemnity plc (as defined by Section 155 of the Companies Act 1963) pursuant to this resolution shall not exceed 4,200,000 A ordinary shares.

(b)	The maximum price to be paid for any A ordinary share shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for the A ordinary share on the day preceding the day on which the relevant share is purchased by the Company or any of its subsidiaries plus commissions of no more than 1% of that trading price.

(c)	The minimum price to be paid for any A ordinary share shall be an amount equal to 90% of the closing price on the NASDAQ Global Select Market for the shares on the day preceding the day on which the relevant A ordinary share is purchased by Global Indemnity or any of its subsidiaries plus commissions of no more than 1% of that closing price.

(d)	This general authority is to expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. Global Indemnity and any such subsidiary may, before such expiration, enter into a contract for the purchase of A ordinary shares which would or might be executed wholly or partly after such expiration and may complete any such contract as if the authority conferred hereby had not expired.”

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required to authorize Global Indemnity or, any of its subsidiaries, to make open market purchases of Global Indemnity A ordinary shares.

The Board of Directors Recommends Voting “For” Proposal Two.

PROPOSAL THREE: AUTHORIZATION OF THE REISSUE PRICE RANGE OF A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC ACQUIRES AS TREASURY SHARES

Global Indemnity may, from time to time, reissue A ordinary shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve such a special resolution authorizing Global Indemnity to reissue treasury shares at a maximum price equal to 110% or a minimum price equal to 95% of the closing price as reported on the NASDAQ Global Select Market on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal value). If adopted, this authority would expire on the close of business on December 16, 2013 unless previously varied, revoked or renewed by special resolution of shareholders. We expect to propose renewal of this authorization at subsequent annual general meetings.

The text of the special resolution in respect of Proposal Three is as follows:

“Resolved, that for the purposes of section 209 of the Companies Act 1990, the reissue price range at which any A ordinary shares that Global Indemnity plc holds as treasury shares (as defined by section 209 of the Companies Act 1990) for the time being held by Global Indemnity may be issued off-market shall be as follows:

(a)	The maximum price at which a treasury A ordinary share may be reissued off-market shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market (“NASDAQ”) for A ordinary shares on the day preceding the day on which the relevant share is reissued by the Global Indemnity plc.

(b)	The minimum price at which a treasury A ordinary share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined in section 2(1) of the Companies (Amendment) Act 1983) or any of the share incentive plans operated by the Company or in all other cases an amount equal to 95% of the closing price on NASDAQ for the A ordinary shares on the day preceding the day on which the relevant share is reissued by the Company.

(c)	The reissue price range as determined by paragraphs (a) and (b) shall expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked, or renewed in accordance with the provisions of section 209 of the Companies Act 1990.”

Required Vote

The affirmative vote of at least 75% of the votes cast at the Annual General Meeting will be required for the authorization of the reissue price range of treasury A ordinary shares.

The Board of Directors Recommends Voting “For” Proposal Three.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY PLC’S INDEPENDENT AUDITOR AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO DETERMINE THEIR FEES

General

The appointment of an independent auditor is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2012. As a matter of good corporate governance, the Audit Committee submits its selection of the independent auditors to our shareholders for ratification at the Annual General Meeting. In addition, shareholders will be asked to authorize our Board of Directors acting through its Audit Committee to set the fees for PwC. If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee.

A representative of PwC is expected to be available telephonically to respond to appropriate questions from shareholders at the Annual General Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditors

The following table shows the fees that were billed to us by PwC for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010.

Fee Category	2011	2010
Audit Fees	$1,558,804	$1,301,730
Audit-Related Fees	18,914	—
Tax Fees	368,834	1,305,951
All Other Fees	146,837	3,000

Total Fees	$2,093,389	$2,610,681

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” This category would include fees for services performed in connection with audits of our 401(k) plans and review of our registration statements and prospectuses. For 2011, we paid PwC $18,914 in fees related to our Form 3 filings and support for an insurance department statutory exam. For 2010, no fees were paid to PwC for such services.

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities. The tax fees in 2010 were primarily related to our redomestication efforts.

All Other Fees

This category includes fees for products and services provided by PwC that are not included in the categories described above. For 2011, we paid PwC $146,837 in fees related to our publically announced strategic alternatives project and fees for on-line accounting research services. For 2010, we paid PwC $3,000 in fees for on-line accounting research services and recruiting fees for our Bermuda insurance entity. The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining PwC independence and concluded that it was.

Pre-Approval of Services

To ensure that our independent auditor maintains the highest level of independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our independent auditors. The Audit Committee preapproved 100% of the fees for non-audit services performed by PwC during the year ended December 31, 2011. To ensure that the provision of these services does not impair the independence of PwC, unless a type of service to be provided by PwC has been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval is required. Any proposed services exceeding the pre-approved cost levels set forth in the Audit Committee Pre-Approval Policy require the Audit Committee’s separate pre-approval. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will at least annually, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in February 2012.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required for the ratification of the appointment of PwC as our independent auditor for 2012 and the authorization of our Board of Directors acting through its Audit Committee to set fees for PwC.

The Board of Directors Recommends voting “For” Proposal Four.

PROPOSAL FIVE (A) AND FIVE (B): VARIOUS MATTERS CONCERNING WIND RIVER REINSURANCE COMPANY, LTD.

General

Under our Articles of Association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the matter to our shareholders and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matters described below concerning our subsidiary, Wind River, to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote our shares in Wind River in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matters proposed by this subsidiary, which require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the annual general meeting of Wind River.

We are the sole shareholder of Wind River. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Wind River or any adjournments or postponements thereof.

Proposal Five (a) — Election of Directors and Alternate Directors

The board of directors of Wind River has nominated five persons for election as directors and two persons for election as alternate directors whose terms will expire at the 2013 annual general meeting of shareholders of Wind River, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve prior to the election at the annual general meeting of Wind River, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Wind River may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Wind River:

Alan Bossin, 61, has served on the board of directors of Wind River since October 2003 and as counsel at Appleby, a Hamilton, Bermuda based law firm, since 1999. Prior to joining Appleby, Mr. Bossin served as a lawyer at Blaney McMurty Stapells Friedman, a Toronto, Canada based law firm. From 1987 through 1998, Mr. Bossin was employed by the global insurance broker, Johnson & Higgins Ltd. (later Marsh & McLennan), as Canadian general counsel, and from 1983 through 1986, Mr. Bossin served as counsel at Insurance Bureau of Canada, the Toronto, Canada based national property and casualty insurance trade association. Mr. Bossin attended the University of Guelph and obtained an LL.B. from the University of Windsor in 1979. He is a member of both the Law Society of Upper Canada and the Bermuda Bar.

Stephen Green, 49, has served on the board of directors and as President of Wind River since January 2012. Prior to joining Wind River, Mr. Green spent 25 years with KPMG. From September 2009 to November 2010, he was the chief executive officer of KPMG’s global captive Park Indemnity. He served as the office managing partner for KPMG in Bermuda from July 2004 to September 2009. From 1998 to July 2004, Mr. Green served as KPMG’s head of insurance group. Prior to 1998 Mr. Green served in various positions at KPMG Bermuda and Peat, Marwick Mitchell in the United Kingdom. Mr. Green is a fellow of the institute of chartered accountants in England and Wales and a member of the institute of chartered accountants in Bermuda. Mr. Green graduated with a B.A. (Hons) in accountancy and finance from Northumberland University in 1985.

Linda C. Hohn, 56, has served on the board of directors of Wind River since April 2012. Since 2005, Ms. Hohn has served as Vice President and Associate General Counsel of Global Indemnity. Ms. Hohn joined the Legal Department of Global Indemnity’s predecessor companies in 1998 as the head of the Regulatory Affairs Division. She was assistant vice president and associate general counsel at General Accident Insurance Group from 1994 through 1998. From 1984 to 1994, Ms. Hohn worked at Reliance Insurance Group, ultimately serving as Assistant General Counsel. Prior to that she served as Assistant Counsel at Northeastern Fire Insurance Group. Ms. Hohn graduated from Rosemont College with a B.A. in Political Science. She received her J.D. from Rutgers University School of Law. She is a member of the Pennsylvania Bar Association.

Andre Perez, 47, has served on the board of directors of Wind River since April 2012. Since 2005, Mr. Perez has served as chief executive officer of The Horseshoe Group, which he founded. Mr. Perez has over 20 years of experience in insurance, reinsurance and alternative risk transfer. Prior to founding The Horseshoe Group, Mr. Perez was the head of office and a director of Alea Bermuda Ltd. Prior to that, he was senior vice president with Overseas Partners Ltd. Before joining Overseas Partners Ltd., Mr. Perez headed the actuarial consulting practice of KPMG Bermuda. Mr. Perez is a fellow, Casualty Actuarial Society and a fellow, Canadian Institute of Actuaries. He was a member of the Bermuda Monetary Authority’s Technical Advisory Group and the Bermuda Monetary Authority Workgroup on Special Purpose Insurers regulation. Mr. Perez received a BSc. Mathematics from the University of Montreal.

Cynthia Y. Valko, 57, has served on the board of directors of Wind River since September 2011. For additional information, see the biographical information for Ms. Valko in Proposal One (f).

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Wind River:

Janita Burke, 37, has served as an alternate director to Alan Bossin to the board of directors of Wind River since October 2003 and is a partner at the law firm of Appleby where she has been employed since 1999. Ms. Burke received a LLB (Honors) Degree from the University of Warwick.

Nigel Godfrey, 54, has served as an alternate director to Andre Perez to the board of directors of Wind River since April 2012 and is a Senior Vice President at the Horseshoe Group where he has been employed since 2005. Mr. Godfrey has over 25 years of experience in the Bermuda insurance market in both captive and reinsurance company management and he received his BA in accounting and finance from the University of West England.

Proposal Five (b) — Appointment of Independent Auditor

The board of directors of Wind River has appointed PricewaterhouseCoopers International Limited, Hamilton, Bermuda, as the independent auditor of Wind River for the fiscal year ending December 31, 2012. At the annual general meeting of Wind River or any adjournments or postponements thereof, shareholders will be asked to ratify this appointment. Representatives of the firm are not expected to be present at the meeting.

Other Matters

In addition to the matters set forth above for which we are soliciting your proxy, we expect that the financial statements of Wind River for the year ended December 31, 2011, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Wind River in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the annual general meeting of Wind River. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Wind River that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Wind River, our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Proposal Five (a) and Five (b) requires the affirmative vote of a majority of the votes cast at the Annual General Meeting in order to ensure passage of the above proposals related to Wind River. Our Board of Directors will cause our corporate representative or proxy to vote the shares in Wind River in the same proportion as the votes received at the Annual General Meeting or any adjournments or postponements thereof from our shareholders on the above proposals.

The Board of Directors Recommends voting “For” All of the Directors Nominated for Election in Proposal Five (A) and “For” Proposal Five (B).

PROPOSAL SIX: AUTHORIZATION TO HOLD THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

AT A LOCATION OUTSIDE OF IRELAND

Under Irish law and in accordance with Article 42 of Global Indemnity’s Memorandum and Articles of Association, the shareholders of Global Indemnity must authorize the holding of any annual general meeting of shareholders at a location outside of Ireland. The Board of Directors is therefore asking our shareholders to authorize holding the 2013 Annual General Meeting of shareholders at a location outside of Ireland.

The text of the resolution in respect of Proposal Six is a follows:

“Resolved, that the annual general meeting of shareholders of Global Indemnity for 2013 may be held at such place outside of Ireland as may be determined by the Board of Directors.”

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required for the authorization to hold the 2013 annual general meeting of the shareholders at a location outside of Ireland.

Our Board of Directors Recommends that You Vote “FOR” Proposal Six.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of Global Indemnity who do not also serve on our Board of Directors or on the board of directors of Wind River. The biography for Ms. Valko, our Chief Executive Officer, is set forth above under the caption “Nominees for Director” in Proposal One (f). In this Proxy Statement, the term Global Indemnity Group, Penn-America Group, Diamond State Group, and United National Group includes the insurance and related operations conducted by United National Insurance Company, an indirect wholly-owned subsidiary of Global Indemnity and its subsidiaries and affiliates, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson and Associates, LLC, Global Indemnity Collectibles Insurance Services, LLC, United America Insurance Services, LLC, United National Casualty Insurance Company, United National Specialty Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company.

Thomas M. McGeehan, 54, has served as our Executive Vice President—Finance and Chief Financial Officer since August 2011. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Mr. McGeehan was appointed United America Indemnity, Ltd.’s Corporate Controller in September 2005. He joined Global Indemnity plc’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

Joseph Lebens, 41, has served as Executive Vice President and Chief Underwriting and Actuary Officer of Global Indemnity’s US operations since December 6, 2011. Mr. Lebens is a Fellow of the Casualty Actuarial Society and a Chartered Enterprise Risk Analyst. From 2007 until December 2011, Mr. Lebens served as a Director/Partner for Towers Watson acting as a Global Leader of Property/Casualty Enterprise Risk Management Practice and then as Regional Leader of Property/Casualty Financial, Regulatory, and Reporting. Mr. Lebens served as a Senior Consultant for Towers Watson. From 1994 through 1996, Mr. Lebens served as Chief Financial Officer, Personal Lines for Aetna Life & Casualty. Prior to 1994, Mr. Lebens held various actuarial positions at Aetna Life & Casualty and at Great American Insurance Company. He received his B.A. in Mathematics and Computer Science from Ohio Wesleyan University.

William J. Devlin, Jr., 56, has served as Executive Vice President and Chief Operations and Claims Officer of Global Indemnity’s US operations since January 1, 2012. From October 2007 through 2011, Mr. Devlin served as Senior Vice President – Claims. Mr. Devlin was Vice President – Litigation Management from October 2005 to October 2007. From 1998 through October 2005, Mr. Devlin served as the managing attorney of the St. Paul Travelers Companies’ Philadelphia area offices. Mr. Devlin served as the managing attorney for the Philadelphia area offices of USF&G from 1993 through 1998. Previously, Mr. Devlin worked for the law firms Clark, Ladner, Fortenbaugh & Young and Montgomery, McCracken, Walker & Rhoads, LLP. Mr. Devlin began his career in 1984 serving as a law clerk to the Honorable James McGirr Kelly in the United States District Court for the Eastern District of Pennsylvania. He received his B.B.A. in Accounting from Temple University and his J.D. from Temple University School of Law.

Matthew B. Scott, 52, has served as Executive Vice President and Chief Marketing Officer of Global Indemnity’s US operations since January 1, 2012. From July 2010 through December 2011, he was President of United National Group and from June 2009 through December 2011, he was President of Penn-America Group. From April 2008 through June 2009, Mr. Scott was the Senior Vice President of Casualty Brokerage of Diamond State Group. From October 2007 through April 2008, Mr. Scott was Vice President of Business Development of Diamond State Group. Previously, Mr. Scott served as an executive in the Strategic Markets Unit of White Mountains’ subsidiary, OneBeacon Insurance Company. Mr. Scott began his career in 1986 at Sigel Insurance Group, where he was ultimately appointed vice president, sales. In 1998, Mr. Scott joined CGU Insurance Company as vice president, specialty business development. CGU Insurance Company was acquired by White Mountains Insurance Group in 2001. Mr. Scott previously served on the board of American Centennial Insurance Company, a White Mountains company. He received his Bachelor of Arts from Franklin & Marshall College and his Master of Science in Insurance Management from Boston University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2011 were Cynthia Y. Valko, Chief Executive Officer, Global Indemnity plc; Larry A. Frakes, our former President and Chief Executive Officer, Global Indemnity plc; Thomas M. McGeehan, Executive Vice President—Finance and Chief Financial Officer, Global Indemnity plc; Joseph Lebens, Executive Vice President and Chief Underwriting and Actuary Officer of Global Indemnity Group; William J. Devlin, Jr., Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group; and Matthew B. Scott, Executive Vice President and Chief Marketing Officer of Global Indemnity Group. Effective September 19, 2011, Larry A. Frakes relinquished his duties as a Director on our Board of Directors, and President and Chief Executive Officer. He remained an employee through December 31, 2011.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2011 and the compensation awarded to, earned by, or paid to our named executive officers with respect to 2011 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2011

The Compensation Committee and the Section 162(m) Committee met several times in 2011 and took a variety of actions relating to the promotion, retention, compensation and separation of our named executive officers in 2011. Actions of the Compensation Committee and the Section 162(m) Committee included: approving the employment arrangements of Ms. Valko and Mr. Lebens; increasing Mr. McGeehan’s base salary; increasing Mr. Devlin’s base salary; and approving the executive officers’ 2011 bonus incentives. The Compensation Committee or the Board of Directors, after consulting with our Chief Executive Officer (except with respect to matters relating to the Chief Executive Officer), has approved the compensation and the employment agreements and arrangements for all of our named executive officers. However, the Board of Directors has delegated to the Chief Executive Officer the right to approve salaries of up to $250,000 and $200,000 for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 shares of A ordinary shares for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 options for senior vice presidents and vice presidents, respectively, and up to $50,000 and $35,000 in signing bonuses for senior vice presidents and vice presidents, respectively.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Compensation Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. We participate in the Property Casualty Insurance Compensation Survey, currently administered by Mercer on an annual basis. While the companies that participate in this survey may vary from one year to the next, the following companies were all participants in the survey for 2011: ACUITY; Amica Mutual Insurance Company; Arch Insurance Group; Argo Group US; Central Insurance Companies; FBL Financial Group, Inc.; FCCI Insurance Group; Harleysville Insurance; Metropolitan Property and Casualty Insurance Company; OneBeacon Insurance; PMA Capital Corporation; QBE Regional Insurance; Scottsdale Insurance (a subsidiary of Nationwide); Selective Insurance Company of America; Swiss Re; The Main Street America Group; Utica National Insurance Group; Westfield Group; and Zenith National Insurance Corporation (collectively, the “Peer Group”). We believe that such peer and competitor comparison provides a suitable balance between the competitive nature of our business, the attendant need to recruit and retain talented executives, and the Compensation Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. We believe, however, that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our compensation program has been structured so that our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

We use three primary components of executive compensation to satisfy our compensation objectives: base salary, performance-based annual bonus incentives payable in cash and restricted shares and long-term equity incentive opportunities. Our policies with respect to these components are discussed below.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group. The Compensation Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance and enhanced professional responsibilities. In setting the Chief Executive Officer’s base salary and in evaluating the Chief Executive Officer’s recommendations for the base salaries of the other named executive officers, the Compensation Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. In August 2011, the Compensation Committee approved an adjustment to Mr. McGeehan’s base salary from $300,000 to $375,000 to reflect his promotion to Executive Vice President—Finance and Chief Financial Officer. In September 2011, the Compensation Committee approved Ms. Valko’s $400,000 base salary. In December 2011, the Compensation Committee approved Mr. Lebens’ $330,000 base salary and approved an adjustment to Mr. Devlin’s base salary from $250,001 to $275,000 to reflect his promotion to Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group.

Annual Bonus Incentives

Our annual bonus opportunities, which are payable in cash and restricted shares, are generally designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. Our Compensation Committee and, previously the Section 162(m) Committee, establish the criteria and objectives that must be met during the applicable performance period for a named executive officer to earn an annual bonus. These bonus targets reflect each executive’s responsibilities and a day-to-day emphasis on generating profits. If bonuses are earned, a portion will be paid in cash and the remaining portion in restricted shares. The allocation of annual bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for his performance during an applicable performance period. All equity grants to our named executive officers are made pursuant to our Share Incentive Plan and relate to A ordinary shares. Restricted shares granted as part of annual bonus awards generally vest pro-rata over three or four years.

As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives relate to certain objective performance goals, such as net income, operating income and the US GAAP accident year combined ratio as well as individual performance expectations. Operating income is a non-US GAAP financial measure used by management as a measure of performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with US GAAP, and investors should not place undue reliance on this measure. The combined ratio is the ratio of the sum of losses, acquisition costs and other underwriting expenses to net premiums earned. The US GAAP accident year combined ratio is a non-US GAAP financial measure that is generally viewed in the insurance industry as an indicator of underwriting profitability.

Mr. Frakes

Mr. Frakes’ employment agreement set forth his target bonus. Mr. Frakes’ target bonus opportunity for 2011 was $1,500,000. Under Mr. Frakes’ employment agreement, if all targets were met, generally, one-third of his bonus would be paid in restricted shares and the remaining two-thirds would be paid in cash. The first $500,000 of any bonus award was payable in restricted shares, which, with respect to awards granted for performance in calendar years 2008 through 2010, vests at the rate of 25% per year over four years. Any restricted shares awarded after 2010 vested at the rate of 33 1/3% per year over three years. Any annual bonus amount earned in excess of the restricted shares award was paid in cash, with 50% of such amount paid within 30 days of the approval of such bonus by our Board of Directors. The remaining 50% was retained for three years. After such three-year period, the performance score for the original bonus year would be redetermined and any retained amounts, after being increased or reduced, would then be paid to Mr. Frakes, along with a deemed investment return thereon. Receipt of the retained cash amounts and vesting in restricted shares are both subject to certain continued employment requirements. Subject to continued employment, Mr. Frakes was also entitled to a cash payment to cover the federal and state tax liability associated with the vesting of such restricted shares.

After the completion of each bonus year, a performance score for that year was determined by our Board of Directors by dividing (1) our actual consolidated net income per share (adjusted to account for all items of gain, loss, or expenses determined by our Board of Directors to be unanticipated and/or extraordinary) determined on an accident year basis by (2) our projected consolidated net income per share (determined on an accident year basis). This performance score had to be greater than 90% of projected consolidated net income for Mr. Frakes to receive his bonus.

With respect to 2011, Mr. Frakes’ annual bonus opportunities related primarily to our consolidated net income per share target as required by the terms of his employment agreement, including adjustments thereto as determined by our Board of Directors for unanticipated and/or extraordinary items. For 2011, the consolidated accident year net income per share target was set at $1.82, and our actual consolidated accident year net income per share was $0.97. This performance did not meet the 90% threshold necessary for Mr. Frakes to receive his bonus.

Ms. Valko

Ms. Valko’s employment arrangement sets forth her target bonus. Ms. Valko’s yearly bonus opportunity, beginning in 2012, is based on achieving underwriting income, premium volume, and underwriting profitability targets, subject to a truing up. Her employment arrangement contains a yearly target bonus opportunity of $500,000, which is payable 50% in cash and 50% in restricted shares. Restricted share awards vest 33 1/3% per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the stock award. The yearly bonus opportunity is subject to continued employment. For 2011, Ms. Valko was eligible for and received a pro-rated bonus of $144,000, payable 50% in cash and 50% in restricted shares. Consequently, on March 9, 2012, Ms. Valko received a cash bonus of $72,000 and on March 12, 2012, she received an award of 3,871 shares.

Mr. Lebens

Mr. Lebens’ employment arrangement sets forth a signing bonus, payable in March 2012, of $200,000. This signing bonus is payable 50% in cash and 50% in restricted shares. If Mr. Lebens leaves within 12 months, he forfeits the shares and must repay the $100,000 cash portion of the signing bonus.

Mr. Lebens’ employment arrangement set forth his target bonus. Mr. Lebens’ yearly bonus opportunity is based on achieving underwriting income, premium volume, and underwriting profitability targets, subject to a truing up. His employment arrangement contains a yearly target bonus opportunity of $200,000, which is payable 50% in cash and 50% in restricted shares. Restricted stock awards vest 33 1/3% per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the share award. Yearly bonus opportunity is subject to continued employment. As Mr. Lebens began his employment with us in December 2011, he was not eligible for a 2011 performance bonus.

Messrs. McGeehan and Devlin

To provide continued incentive in 2011, the Compensation Committee awarded a discretionary bonus on February 22, 2011 to Messrs. McGeehan and Devlin. Mr. McGeehan received a cash bonus of $133,000 and a restricted share award of 3,276 shares. Mr. Devlin received a cash bonus of $100,000 and a restricted share award of 2,445 shares. The restricted share awards were made from our Share Incentive Plan and vested on February 22, 2012.

Under their employment agreements, Messrs. McGeehan and Devlin are eligible to receive cash and equity bonus awards. For 2011, they were provided an opportunity to earn both a cash bonus and an equity bonus based on the US GAAP accident year combined ratio and gross written premiums for the applicable year.

In 2011, Messrs. McGeehan and Devlin were eligible for a cash bonus in an amount between 20% and 60% of their annual base salary if the US GAAP accident year combined ratio of Global Indemnity Group in 2011 was between 96.3 points and 99.8 points. For US GAAP accident year combined ratios that fall between the specified performance levels, the payout percentages are adjusted on a linear basis. Were Messrs. McGeehan and Devlin to meet these eligibility requirements, their bonus would be further adjusted based on a 2011 gross written premium target for Global Indemnity Group of $251.0 million. The actual 2011 gross written premium for Global Indemnity Group is divided by the target gross written premium. The result is then multiplied by the bonus amount calculated for the US GAAP accident year combined ratio portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Messrs. McGeehan and Devlin did not receive these cash bonuses as the US GAAP accident year combined ratio in 2011 for Global Indemnity Group was 135.6.

In 2011, Messrs. McGeehan and Devlin were eligible for an equity bonus in an amount between 24% and 75% of their annual base salary, payable in our A ordinary shares, if the US GAAP accident year combined ratio of Global Indemnity in 2011 was between 97.2 points and 93.7 points. For US GAAP accident year combined ratios that fall between the specified performance levels, the payout percentages are adjusted on al linear basis. Were Messrs. McGeehan and Devlin to meet these eligibility requirements, their bonus would be further adjusted based on a 2011 gross written premium target for Global Indemnity Group of $251.0 million. 50% of any such award would vest ratably over a three-year period. The other 50% of any such award is subject to re-measurement of the US GAAP accident year combined ratio by an independent actuary. To qualify for the award the US GAAP accident year combined ratio, as of December 31, 2014, cannot be greater than originally presented to and approved by the Board of Directors on or before March 1, 2011. The actual 2011 gross written premium for Global Indemnity Group is divided by the target gross written premium. The result is then multiplied by the bonus amount calculated for the US GAAP accident year combined ration portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Messrs. McGeehan and Devlin did not receive these equity bonuses as the US GAAP accident year combined ratio in 2011 for Global Indemnity was 133.6.

However, in order to provide continued incentive and reward performance during 2011 other than as measured by US GAAP accident year combined ratio and gross written premiums, the Compensation Committee determined to award discretionary bonuses to Messrs. McGeehan and Devlin. Mr. McGeehan received a cash bonus on March 9, 2012 of $100,000 and a restricted share award on March 12, 2012 of 5,376 shares. Mr. McGeehan’s bonus award was based on his initiating and leading our decision to seek strategic alternatives, initiating and implementing our share repurchase program, initiating and leading an evaluation of our loss reserves, and leading our management team during our CEO transition. Mr. Devlin received a cash bonus on March 9, 2012 of $100,000 and a restricted share award on March 12, 2012 of 8,064 shares. Mr. Devlin’s bonus award was based on increased claims’ recoveries, our claims department handling five major catastrophe storms without increasing staff, and the operational efficiency of the claims department. The restricted share awards to Messrs. McGeehan and Devlin were made from our Share Incentive Plan and vest in three installments: one-third on March 12, 2013, one-third on March 12, 2014, and one-third on March 12, 2015.

Mr. Scott

To provide continued incentive in 2011, the Compensation Committee awarded a discretionary bonus on February 22, 2011 to Mr. Scott. Mr. Scott received a restricted stock award of 4,890 shares. The restricted stock award was made from our Share Incentive Plan and vested on February 22, 2012.

Mr. Scott has a bonus target in his employment agreement, but the performance criteria are established annually by our Compensation and 162(m) Committees. Mr. Scott’s bonus target for 2011 was $400,000. This bonus target is based primarily on underwriting income targets for the business units he runs. The employment agreement for Mr. Scott is structured so that one-third of his bonus would be paid in restricted shares and two-thirds would be paid in cash.

For 2011, the Compensation and 162(m) Committees established accident year and/or other performance criteria for determining whether any bonus would be paid to Mr. Scott. These performance criteria consisted of: (1) gross written premiums for 2011 for Penn-America Group of $81,000,000; (2) gross written premium for 2011 for United National Group of $58,000,000; (3) net underwriting income loss for 2011 for Penn-America Group no greater than $6,000,000; (4) net underwriting income loss for 2011 for United National Group no greater than $4,000,000; (5) net combined ratio on an accident year basis for Penn-America Group of 107.4 points; and a (6) net combined ratio on an accident year basis for United National Group of 107.2 points. Mr. Scott did not receive this bonus as he did not meet the established performance criteria for Penn-America Group’s net underwriting income loss and net combined ratio and United National Group’s gross written premium, net underwriting income loss, and net combined ratio.

However, to provide continued incentive and reward performance during 2011, the Compensation Committee determined to award a discretionary bonus to Mr. Scott. Mr. Scott received a cash bonus on March 9, 2012 of $100,000 and a restricted share award on March 12, 2012 of 5,376 shares. Mr. Scott’s bonus award was based on Penn-America Group exceeding its gross written premium objective for 2011 by $6,000,000 and his initiating and leading the run off of six programs in 2011 due to unprofitability. The restricted share award to Mr. Scott was made from our Share Incentive Plan and vests in three installments: one-third on March 12, 2013, one-third on March 12, 2014, and one-third on March 12, 2015.

The Compensation Committee believes that the targets which are set each year are challenging, but within reach for a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. The Compensation Committee may also claw back bonuses if our financial statements are restated.

Long-Term Equity Incentives

Because short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders, our named executive officers are also eligible to receive equity awards under our Share Incentive Plan. Equity awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We also believe that providing our named executive officers with equity ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent.

The Compensation Committee (and previously, together with the 162(m) Committee) approves all grants of equity compensation to our named executive officers as it deems appropriate to achieve the goals set forth above and establishes the time or times at which equity will be awarded under our Share Incentive Plan. To promote our goals of attracting and retaining talented executives, equity awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals. Equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described above under “Annual Bonus Incentives,” each of Ms. Valko and Messrs. McGeehan, Devlin, Lebens, and Scott is eligible to receive restricted shares pursuant to the Share Incentive Plan in connection with his or her annual bonus opportunity. Mr. Frakes was similarly eligible while employed with us. Restricted stock granted as part of annual bonus awards generally vests pro-rata over three or four years and may be subject to re-measurement over time as results develop.

As described below under “Employment Agreements,” each of Ms. Valko and Mr. Lebens received options to acquire our A ordinary shares pursuant to the Share Incentive Plan in connection with the commencement of their employment. These options vest pro-rata over three years for Ms. Valko, subject to her meeting certain performance goals, and pro-rata over four years for Mr. Lebens, subject to him meeting certain performance goals.

Prior to 2010, in addition to equity awards granted in connection with our annual bonus incentives, Messrs. McGeehan, Devlin and Scott were eligible for equity grants on the basis of an accident year look-back. Eligible named executive officers are tentatively awarded our stock on the achievement of current year US GAAP operating income targets. Three years after the accident year, an independent actuary re-measures the results. If the re-measured results are at least equal to or better than the results originally awarded and the named executive officer is currently employed with us and in good standing, the shares are conclusively awarded. We felt that giving time for accident year results to develop best reflected the nature by which we realize profits and losses and provided a powerful retention incentive for our senior executives. Accident year look-back awards were discontinued after 2009.

For the 2007 performance year, Messrs. McGeehan, Devlin and Scott were the only named executive officers eligible to receive shares on the basis of an accident year look-back. In 2011, following the re-evaluation of 2007 accident year performance as of December 31, 2010, (1) Mr. McGeehan was awarded 1,416 shares of fully vested shares, with a grant date fair value equal to $29,552, in respect of 2007 accident year performance; (2) Mr. Devlin was awarded 941 shares of fully vested shares, with a grant date fair value equal to $19,639, in respect of 2007 accident year performance; and (3) Mr. Scott was awarded 659 shares of fully vested shares, with a grant date fair value equal to $13,753, in respect of 2007 accident year performance.

For the 2008 performance year, no named executive officer was eligible to receive shares on the basis of an accident year look-back as US GAAP operating income targets were not achieved.

For the 2009 performance year, Messrs. McGeehan, Devlin, and Scott were the only named executive officer eligible to receive shares on the basis of an accident year look-back. Fully vested shares will be granted to Messrs. McGeehan, Devlin, and Scott in 2013 in respect of the 2009 accident year look-back as long as (1) losses and loss adjustment expenses for the 2009 accident year are no greater than those which were originally presented for the 2009 accident year, (2) operating income for the 2009 accident year is at least 85% of planned operating income and (3) Messrs. McGeehan, Devlin, and Scott continue to be employed and in good standing. The tentative award level for Mr. McGeehan for the 2009 accident year look-back is 15.5% of his $300,000 base salary in 2009, or $46,500, which (based on our share price as of December 31, 2009) would result in a grant of 2,935 shares. The tentative award level for Mr. Devlin for the 2009 accident year look-back is 15.0% of his $250,001 base salary in 2009, or $38,750, which (based on our share price as of December 31, 2009) would result in a grant of 4,893 shares. The tentative award level for Mr. Scott for the 2009 accident year look-back is 15.5% of his $210,000 base salary, or $16,275, which (based on our share price as of December 31, 2009) would result in a grant of 1,027 shares. Mr. Scott’s award is pro-rated for his time served with Diamond State Group prior to him becoming President of Penn-America Group.

With respect to stock options, the Compensation Committee sets the exercise price per share at the closing price of our shares on the date of grant. In accordance with an amendment to our Share Incentive Plan, which was approved by shareholders at an Extraordinary General Meeting held on January 28, 2008, share options may be repriced without shareholder approval. When we select equity grant dates or the Compensation Committee convenes a meeting, we do not consider material non-public information or the pending release of such information. For details regarding the vesting terms of outstanding share options, see the descriptions below under “Employment Agreements.”

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines that are applicable to every executive, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock, and we may consider adopting such guidelines in the future. Individual guidelines were established in connection with the employment agreement for Mr. Frakes. Mr. Frakes had share ownership guidelines in his employment agreement of twice his annual base salary.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Employment Agreements

We have entered into employment agreements or arrangements with our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with some comfort regarding their duties and compensation in exchange for necessary restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executives’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

Retention Agreements

On March 15, 2011, in conjunction with our decision to seek strategic alternatives, retention agreements were entered into with Messrs. McGeehan, Devlin, and Scott. The retention agreements provide for the payment of a bonus equal to 1.5 times each executive’s base salary, to be paid 12 months following the occurrence of a “Qualifying Transaction,” assuming that the executive remains continuously employed by his employer through such period.

For a discussion of the retention agreements, please see the disclosures related to Messrs. McGeehan, Devlin, and Scott under “Potential Payments Upon Termination or Change in Control” below.

Restricted Share Agreement

On March 15, 2011, in conjunction with our decision to seek strategic alternatives, we entered into a restricted share agreement with Mr. Frakes that provided for the grant of 31,250 restricted shares of Global Indemnity, which shares would have vested 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. Frakes remained continuously employed by us through such period.

For a discussion of the restricted share agreement, please see the disclosures related to Mr. Frakes under “Potential Payments Upon Termination or Change in Control” below.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our employees.

The Compensation Committee and our Board of Directors approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. All of our named executive officers, except Mr. Lebens, are entitled to accelerated vesting of their restricted share and options in the event that we undergo a change in control while they are employed. For details regarding the potential for accelerated vesting of restricted share and options, see the descriptions below under “Employment Agreements.”

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to the Chief Executive Officer and certain other named executive officers. Accordingly, the Compensation Committee and, previously the Section 162(m) Committee, monitor compensation paid to such executives so that steps may be taken to ensure that it is deductible under Section 162(m). For ease of administration and to reduce redundancies, the Section 162(m) Committee was discontinued after 2011 and its responsibilities were assumed by the Compensation Committee.

Certain types of “performance-based compensation” are exempted from the $1 million limit. Performance-based compensation can include income from share options, performance-based restricted shares, and certain formula driven compensation that meets the requirements of Section 162(m) of the Code. The Compensation Committee seeks to structure performance-based and equity compensation for our named executive officers in a manner that complies with Section 162(m) of the Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1 million that is not performance-based under Section 162(m) of the Code if it believes doing so is the best interest of the Company.

Compensation is also affected by Section 409A of the Code. Section 409A dictates the manner by which deferred compensation opportunities are offered to our employees and requires, among other things, that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We operate our existing deferred compensation arrangements in accordance with Section 409A.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that reduces the impact of Sections 280G and 4999 of the Code.

Conclusion

We believe that each element of compensation and the total compensation provided to each of our named executive officers is reasonable and appropriate. The value of the compensation payable to our executives is heavily dependent on our performance and the investment return realized by our shareholders. Furthermore, we believe our executives’ total compensation opportunities are competitive with those that our competitors offer to their executives. We believe these compensation opportunities allow us to attract and retain talented executives.

Say-on-Pay and Say-on-Frequency Results

The Compensation Committee considered the result of the 2011 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. A substantial majority of our shareholders approved the compensation of our named executive officers described in our proxy statement in 2011. As this level of support was high, the Compensation Committee decided not to make any changes to our executive compensation programs.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2011 Annual General Meeting in which a substantial majority of our shareholders voted for “say-on-pay” proposals to occur every three years, the Board of Directors decided that it currently intends to hold, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation. Accordingly, we currently expect to hold the next “say-on-pay” vote at the Company’s 2014 Annual General Meeting. We currently expect the next advisory vote on the frequency of shareholder votes on named executive officer compensation to occur at the Company’s 2017 Annual General Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Compensation and Benefits Committee

Saul A. Fox, Chairman

James W. Crystal

Mary R. Hennessy

SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation to our named executive officers for the 2009, 2010, and 2011 fiscal years paid to our named executive officers.

	xx		xx	xx	xx	xx	xx	xx	xx		xx
Name and Principal Position	Year		Salary ($)	Bonus($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation		Total($)
Larry A. Frakes,	2011		600,000	—	$689,375	$—	$—	—	$156,169	(4)	1,445,544
Former President and Chief	2010		600,000	—	302,273	—	—	—	23,528		925,801
Executive Officer, Global Indemnity	2009		623,077	—	—	481,379	1,225,000	—	24,311		2,353,767

Cynthia Y. Valko,	2011	(5)	115,385	72,000	—	2,737,000	—	—	7,146	(6)	2,931,531
Chief Executive Officer, Global Indemnity

Thomas M. McGeehan	2011	(7)	325,673	233,000	97,922	—	—	—	15,114	(8)	671,709
Executive Vice President-Finance and	2010		300,000	—	14,514	—	—	—	15,114		329,628
Chief Financial Officer, Global Indemnity	2009		251,840	75,000	126,400	—	—	—	14,589		467,829

Joseph Lebens,	2011	(9)	25,385	100,000	—	1,070,500	—	—	16	(10)	1,195,901
Exec. Vice Pres. and Chief Underwriting and
Actuary Officer, Global Indemnity Group

Matthew B. Scott,	2011	(11)	300,000	100,000	115,808	—	—	—	15,144	(12)	530,922
Exec. Vice Pres. and Chief Marketing	2010		275,385	—	43,174	—	—	—	15,130		333,689
Officer, Global Indemnity Group	2009		238,461	115,000	45,300	—	—	—	14,738		413,499

William J. Devlin, Jr.	2011	(13)	250,001	200,000	70,666	—	—	—	14,966	(14)	535,633
Exec. Vice Pres. and Chief Operations and	2010		250,001	—	7,291	—	—	—	15,474		272,766
Claims Officer, Global Indemnity Group	2009		254,702	50,000	—	—	—	—	15,130		319,832

(1)	The amounts listed represent the aggregate grant date fair value of restricted stock granted in 2011 and prior fiscal years for the named executive officers in accordance with FASB ASC Topic 718. See Note 16 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.
(2)	The amounts listed represent the aggregate grant date fair value of stock options granted in 2011 and prior fiscal years for the named executive officers in accordance with FASB ASC Topic 718. See Note 16 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.
(3)	Non-Equity Incentive Plan Compensation is earned with respect to the year indicated, but paid to recipients in the subsequent fiscal year. For Mr. Frakes, the 2009 amount included a $612,500 deferred restricted cash bonus that was contingent upon the future development of 2009 results in addition to continued employment criteria. As a result of his employment ending as of December 31, 2011, Mr. Frakes forfeited this $612,500 deferred restricted cash bonus.

(4)	For 2011, amount includes $1,188 in life insurance premiums, $108,827 as a part of the tax gross up for restricted shares, and $46,154 in accrued but unused vacation pay paid in connection with the end of Mr. Frakes’ employment. For 2010, amount includes $774 in life insurance premiums and $22,754 as part of the tax gross up for restricted stock. For 2009, amount includes $804 in life insurance premiums and $23,507 as part of the tax gross up for restricted shares.
(5)	Ms. Valko was named Chief Executive Officer on September 19, 2011.
(6)	Amount includes matching contributions under our 401(k) plan in the amount of $6,923 and $223 in life insurance premiums.
(7)	Mr. McGeehan was promoted to Executive Vice President - Finance and Chief Financial Officer effective August 31, 2011. From December 2009 through August 2011, he was Senior Vice President and Chief Financial Officer. Prior to that time, he was our Interim Chief Financial Officer.
(8)	For 2011, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $414 in life insurance premiums. For 2010, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $414 paid in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $14,143 and $446 in life insurance premiums.
(9)	Mr. Lebens was named Executive Vice President and Chief Underwriting and Actuary Officer of Global Indemnity Group effective December 6, 2011.
(10)	Represents $16 paid in life insurance premiums.
(11)	Mr. Scott was named Executive Vice President and Chief Marketing Officer of Global Indemnity Group effective January 1, 2012. From July 2010 through December 2011, he was President of United National Group and from June 2009 through December 2011, he was President of Penn-America Group. From April 2008 until June 2009, Mr. Scott was the Senior Vice President – Casualty Brokerage for Diamond State Group. Prior to that, Mr. Scott was the Vice President of Business Development.
(12)	For 2011, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $414 in life insurance premiums. For 2010, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $430 in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $14,308 and $430 in life insurance premiums.
(13)	Mr. Devlin was named Executive Vice President and Chief Claim and Operations Officer of Global Indemnity Group effective January 1, 2012. From October 2007 through 2011, Mr. Devlin served as Senior Vice President – Claims. Prior to that Mr. Devlin was Vice President – Litigation Management.
(14)	For 2011, amount includes matching contributions under our 401(k) plan in the amount of $14,192 and $774 in life insurance premiums. For 2010, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $774 in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $430 life insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table shows information concerning grants of plan-based awards made by us in 2011 to our named executive officers. The equity awards reflected in the table were granted under our Share Incentive Plan.

	****	****	****	****	****	****		****	****		****	****	****
									All Other		All Other
									Stock Awards:		Option Awards:	Exercise	Grant Date Fair
		Estimated Future Payouts			Estimated Future Payouts				Number		Number	or Base	Value of
		Under Non-Equity			Under Equity				of Shares of		of Securities	Price of	Stock and
	Grant	Incentive Plan Awards(1)			Incentive Plan Awards				Stock		Underlying	Option	Option
Name	Date	Threshold	Target($)	Maximum	Threshold	Target		Maximum	or Units		Options	Awards	Awards(2)
Cynthia Y. Valko	9/19/11	$—	—	$—	—	300,000	(3)	—	—		—	$17.87	$2,737,000
Larry A. Frakes	3/15/11	—	—	—	—	—		—	31,250	(4)	—	—	689,375
Thomas M. McGeehan	2/22/11	—	—	—	—	—		—	3,276	(5)	—	—	68,370
	2/22/11	—	—	—	—	—		—	1,416	(6)	—	—	29,552
		75,000	—	225,000	—	—		—	—		—
Joseph Lebens	12/6/11	—	—	—	—	100,000	(7)	—	—		—	18.50	1,070,500
Matthew B. Scott	2/22/11	—	—	—	—	—		—	4,890	(8)	—	—	102,054
	2/22/11	—	—	—	—	—		—	659	(9)	—	—	13,753
		—	400,000	—	—	—		—	—		—	—	—
William J. Devlin, Jr.	2/22/11	—	—	—	—	—		—	2,445	(10)	—	—	51,027
	2/22/11	—	—	—	—	—		—	941	(11)	—	—	19,639
		55,000	—	165,000	—	—		—	—		—	—	—

(1)	No named executive officer qualified for an annual incentive bonus for 2011. For additional information on our named executive officers’ bonus opportunities see the discussion under the “Annual Bonus Incentives” above.
(2)	Grant date fair value calculated pursuant to FASB ASC Topic 718.
(3)	Represents options to purchase Global Indemnity A ordinary shares granted to Ms. Valko on September 19, 2011 upon joining Global Indemnity. The exercise price of the options is $17.87 and the options vest at a one-third rate on each of December 31, 2012, December 31, 2013, and December 31, 2014, if, on such dates, Ms. Valko is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year. For additional information on the exercise price of Ms. Valko’s options see the discussion under “Employment Agreements” below.
(4)	Represents a restricted share award granted to Mr. Frakes on March 15, 2011 contingent upon a change in control. Mr. Frakes forfeited this restricted share award on December 31, 2011 when his employment with Global Indemnity ended.
(5)	Represents a restricted share award granted to Mr. McGeehan on February 22, 2011. The award fully vested on February 22, 2012.
(6)	Represents a restricted share award granted to Mr. McGeehan as part of the 2007 accident year look back award that vested immediately. The award had been tentatively determined in 2008 based on the Company’s 2007 performance. However, the final approval of the grant in 2011 by the Board of Directors was contingent upon the subsequent development of the 2007 accident year, measured as of the end of 2010.
(7)	Represents options to purchase Global Indemnity A ordinary shares granted to Mr. Lebens on December 5, 2011 upon joining Global Indemnity. The options vest at a one-fourth rate on each of December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015, if, on such dates, Mr. Lebens is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year.
(8)	Represents a restricted share award granted to Mr. Scott on February 22, 2011. The award fully vested on February 22, 2012.

(9)	Represents a restricted share award granted to Mr. Scott as part of the 2007 accident year look back award that vested immediately. The award had been tentatively determined in 2008 based on the Company’s 2007 performance. However, the final approval of the grant in 2011 by the Board of Directors was contingent upon the subsequent development of the 2007 accident year, measured as of the end of 2010.
(10)	Represents a restricted share award granted to Mr. Devlin on February 22, 2011. The award fully vested on February 22, 2012.
(11)	Represents a restricted share award granted to Mr. Devlin as part of the 2007 accident year look back award that vested immediately. The award had been tentatively determined in 2008 based on the Company’s 2007 performance. However, the final approval of the grant in 2011 by the Board of Directors was contingent upon the subsequent development of the 2007 accident year, measured as of the end of 2010.

EMPLOYMENT AGREEMENTS

Employment Agreements and Arrangements

Larry A. Frakes

On September 19, 2011, Mr. Frakes relinquished his duties as a Director on our Board of Directors and as our President and Chief Executive Officer. He remained an employee through the expiration of his employment agreement on December 31, 2011. Mr. Frakes’ employment agreement was amended and restated effective as of February 5, 2008 and again on August 14, 2009. On March 15, 2011, an amendment to the employment agreement with Mr. Frakes was entered into effective as of July 2, 2010, in order to transfer his employment from United America Indemnity, Ltd. to Global Indemnity (Cayman) Ltd. The amendment provides for the coordination of his services to Global Indemnity (Cayman) Ltd. and to Global Indemnity, and in that regard provides that: (i) his duties to Global Indemnity (Cayman) Ltd. would be modified to the extent necessary for his duties to Global Indemnity to be carried out; (ii) termination of employment with Global Indemnity (Cayman) Ltd. would constitute termination of employment with Global Indemnity, and vice versa; (iii) of Mr. Frakes’ $600,000 base salary (which was consistent with his then-current salary), $413,000 would be paid for his services to Global Indemnity (Cayman) Ltd. and the remainder for his services to Global Indemnity; (iv) upon termination of employment by Global Indemnity (Cayman) Ltd. without “cause” or by Mr. Frakes for “good reason” (as defined in the agreement, as amended), he would receive his monthly salary (based on a $413,000 annual salary) for 18 months; (v) Global Indemnity (Cayman) Ltd. would provide Mr. Frakes with a bonus opportunity of $1,500,000, which is consistent with his then current employment agreement; (vi) Mr. Frakes would receive a payment to compensate him for any additional taxes imposed on him in excess of the taxes he would have paid had he been subject to taxation solely in the United States, as well as reimbursement for his tax return preparation expenses; (vii) bonuses would be provided in a manner which preserved their deductibility pursuant to Section 162(m) of the Code; (viii) amounts payable on termination of employment would be provided in a manner which complies with Section 409A of the Code, thus avoiding the acceleration of taxes and the imposition of additional taxes under that section of the Code; and (ix) references to affiliates in the then current employment agreement (e.g., as to the entities with respect to which he is Chief Executive Officer) would not include any affiliates not treated as a United States person for federal income tax purposes. Other than with respect to the additional payments to make Mr. Frakes whole for foreign taxes and tax preparation expenses, as described in clause (vi) above, nothing in the amendment was intended to confer additional rights or benefits beyond those provided in the employment agreement prior to the amendment.

The initial term of the employment agreement was from May 10, 2007 through December 31, 2011, subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. Frakes received an annual base salary of $600,000. Mr. Frakes was eligible to receive an annual bonus for the 2008 calendar year equal to $1,500,000 with one-third payable in restricted shares vesting over four years and two-thirds payable in cash. In respect of each full calendar year during the term, commencing with 2008, provided Mr. Frakes with an annual bonus opportunity based upon the achievement of certain consolidated net income targets as approved by the Compensation and Section 162(m) Committees. Such awards, if achieved, were to be paid in both cash and restricted shares. For information on Mr. Frakes’ bonus opportunities see the discussion related to Mr. Frakes under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

Under the agreement, Mr. Frakes purchased 50,000 of our Class A common shares, at an aggregate purchase price of over $1,000,000. These shares are not transferable except in limited instances. Mr. Frakes also received 394,946 options to acquire our Class A common shares, with an exercise price equal to $25.32. These options were canceled and 498,838 options to acquire our Class A common shares, with an exercise price equal to $20.05 were granted effective February 5, 2008. 50% of such options were time vesting options and vested at the rate of 25% per year over four years. The remaining 50% were performance vesting options and vested at the rate of up to 25% per year over four years, subject to achievement of certain performance targets by Mr. Frakes. The exercise price and vesting schedule of these options was modified effective August 14, 2009 so that Mr. Frakes then had 498,838 options to acquire our Class A common shares with an exercise price of $11.90. 50% of such options are time vesting options and shall vest at the rate of 25% on each of September 14, 2009, December 31, 2010, December 31, 2011 and December 31, 2012. The remaining 50% continue to be performance vesting options and shall provisionally vest at a rate of 25% on each of September 14, 2009, December 31, 2010, December 31, 2011 and December 31, 2012. All provisionally vested performance vesting options shall conclusively vest as of the 120th day following a two-year consecutive period of either calendar 2010 and 2011 or 2011 and 2012, if our annual return on equity and annual increase in gross written premiums exceeded the results achieved by more than 50% of a group of our publicly-traded peers. The intent of the cancellation of the prior options and the grant of new options in February 2008 was to align the strike price of the options with the average price of the shares purchased by Mr. Frakes. The purpose of the August 14, 2009 amendment to his employment agreement was to continue to incentivize Mr. Frakes. In exchange for modifying the strike price of his options, the vesting period was extended as described above. Option vesting was subject to certain continued employment requirements. After the July 2, 2010 one-for-two reverse stock split, Mr. Frakes’ purchased shares and granted options were adjusted accordingly to reflect a purchase of 25,000 of our A ordinary shares and a grant of 249,418 options to acquire our A ordinary shares, with an exercise price of $23.80.

For a discussion of the consequences of termination or change in control under Mr. Frakes’ employment agreement, please see the disclosure related to Mr. Frakes under “Potential Payments Upon Termination or Change in Control” below.

Cynthia Y. Valko

Ms. Valko has an employment arrangement with Global Indemnity. The initial employment term is from September 19, 2011 through December 31, 2014.

The employment arrangement provides that Ms. Valko is entitled to an annual base salary of not less than $400,000 and an award of 300,000 options to acquire our A ordinary shares, with an exercise price equal to the lesser of $17.87 and the trade weighted average price of our shares on the first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings. The first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings was November 2, 2011 and the trade weighted average price of our shares was $19.55. The options vest at a one-third rate on each of December 31, 2012, December 31, 2013, and December 31, 2014, if, on such dates, Ms. Valko is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year. The Compensation Committee believes that the targets, which are set each year, are challenging, but within reach by Ms. Valko. For information on Ms. Valko’s bonus opportunities, see the discussion related to Ms. Valko under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Ms. Valko’s employment arrangement, please see the disclosure related to Ms. Valko under “Potential Payments Upon Termination or Change in Control” below.

Joseph Lebens

Mr. Lebens has an employment arrangement with Global Indemnity. The initial employment term is from December 6, 2011 through December 31, 2015.

The employment arrangement provides that Mr. Lebens is entitled to an annual base salary of not less than $330,000 and an award of 100,000 options to acquire our A ordinary shares, with an exercise price equal to $18.50. The options vest at a one-fourth rate on each of December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015, if, on such dates, Mr. Lebens is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year. The Compensation Committee believes that the targets, which are set each year, are challenging, but within reach by Mr. Lebens. For information on Mr. Lebens’ signing bonus and bonus opportunities, see the discussion related to Mr. Lebens under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above. In addition, Mr. Lebens is entitled to receive an allowance for commuting from Connecticut to our Philadelphia area offices and for housing in the Philadelphia area.

For a discussion of the consequences of termination or change in control under Mr. Lebens’ employment arrangement, please see the disclosure related to Mr. Lebens under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan has an executive employment agreement with United America Indemnity, Ltd., Global Indemnity’s direct subsidiary. The initial employment term is from December 8, 2009 through December 31, 2012, with additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. McGeehan is entitled to an annual base salary of not less than $300,000, which is subject to review each year the agreement is in effect, commencing with calendar year 2010, and provided an initial award of 16,000 restricted Class A Common shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one-for-two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 of our A ordinary shares. For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement, please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

William J. Devlin, Jr.

Mr. Devlin has an executive employment agreement with Global Indemnity Group, Inc. The initial term of the agreement was from October 24, 2005 through December 31, 2008, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Devlin is entitled to an annual direct salary of not less than $275,000. For information on Mr. Devlin’s bonus opportunities, see the discussion related to Mr. Devlin under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Devlin’s employment agreement, please see the disclosure related to Mr. Devlin under “Potential Payments Upon Termination or Change in Control” below.

Matthew B. Scott

Mr. Scott has an executive employment agreement with Penn-America Insurance Company (“PAIC”). The initial term of the agreement is from June 8, 2009 through December 31, 2012, with additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. Scott is entitled to an annual direct salary of not less than $250,000 and an award of 10,000 restricted Class A common shares, vesting in one-fourth equal installments on each anniversary of the date of employment. After the July 2, 2010 one-for-two reverse stock split, Mr. Scott’s awarded shares were adjusted accordingly to reflect an award of 5,000 of our A ordinary shares. With respect to 2009, Mr. Scott was eligible for a pro-rata bonus opportunity based on the positions held as follows: (a) pro-rata award for the six months he served as Senior Vice President of Diamond State Group for which he was eligible for an award under the annual incentive awards program adopted by the Company; and (b) pro-rata award for the six months he served as President of Penn-America Group for which he was eligible to receive a bonus opportunity of $200,000, conditioned on the achievement by PAIC of milestones and operational goals for the remainder of 2009. If a bonus was earned, two-thirds was payable in cash and one-third was payable in restricted shares. Commencing with 2010, Mr. Scott is eligible for an annual bonus opportunity of $400,000, conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Scott’s bonus opportunities, see the discussion related to Mr. Scott under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Scott’s employment agreement, please see the disclosure related to Mr. Scott under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan
				Equity							Incentive	Awards:
				Incentive							Plan	Market
				Plan							Awards:	or Payout
				Awards:						Market	Number of	Value of
	Number of		Number of	Number of				Number of		Value of	Unearned	Unearned
	Securities		Securities	Securities				Shares or		Shares or	Shares,	Shares,
	Underlying		Underlying	Underlying				Units of		Units of	Units or	Units or
	Unexercised		Unexercised	Unexercised		Option		Stock		Stock	Other Rights	Other Rights
	Options		Options	Unearned		Exercise	Option	That Have		That Have	That Have	That Have
	(#)		(#)	Options		Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	Exercisable		Unexercisable	(#)		($)	Date	(#)		($)(10)	(#)	($)
Larry A. Frakes	93,531	(1)	—	—		23.80	3/30/12	—		—	—	$—
Cynthia Y. Valko	—		—	300,000	(2)	17.87	9/19/21	—		—	—	—
Joseph Lebens	—		—	100,000	(3)	18.50	12/05/21	—		—	—	—
Thomas M. McGeehan	3,600		—	—		34.00	12/16/13	—		—	—	—
	5,400		—	—		34.00	12/16/13	—		—	—	—
	—		—	—		—	—	3,276	(4)	68,370	—	—
	—		—	—		—	—	4,000	(5)	81,800	—	—
Matthew B. Scott	—		—	—		—	—	2,367	(6)	46,938	—	—
	—		—	—		—	—	2,500	(7)	49,575	—	—
	—		—	—		—	—	4,890	(8)	96,969	—	—
William J. Devlin, Jr.	—		—	—		—	—	2,445	(9)	51,027	—	—

(1)	All of Mr. Frakes’ vested options expired unexercised on March 30, 2012 as a result of his employment ending with Global Indemnity on December 31, 2011. In addition, all of Mr. Frakes’ unvested options and his unvested restricted share awards were forfeited on December 31, 2011 as a result of his employment ending with Global Indemnity.
(2)	Represents options to purchase Global Indemnity A ordinary shares granted to Ms. Valko on September 19, 2011 upon joining Global Indemnity. The options vest at a one-third rate on each of December 31, 2012, December 31, 2013, and December 31, 2014, if, on such dates, Ms. Valko is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year.
(3)	Represents options to purchase Global Indemnity A ordinary shares granted to Mr. Lebens on December 5, 2011 upon joining Global Indemnity. The options vest at a one-fourth rate on each of December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015, if, on such dates, Mr. Lebens is then employed by Global Indemnity and if, with respect to each such year or cumulatively over the period, Global Indemnity achieves approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year..
(4)	Mr. McGeehan has 3,276 shares that vested on February 22, 2012.
(5)	Mr. McGeehan has 2,000 shares that will vest on December 8, 2012 and 2,000 shares that will vest on December 8, 2013.
(6)	Mr. Scott has 789 shares that vested on February 9, 2012, 789 shares that will vest on February 9, 2013, and 789 shares that will vest on February 9, 2014.
(7)	Mr. Scott has 1,250 shares that will vest on June 8, 2012 and 1,250 shares that will vest on June 8, 2013.
(8)	Mr. Scott has 4,890 shares that vested on February 22, 2012.
(9)	Mr. Devlin has 2,445 shares that vested on February 22, 2012.
(10)	Value based on December 30, 2011 closing share price of $19.83, the last trading day of 2011.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table shows the stock vested in 2011 for our named executive officers. The value realized on vesting is calculated by multiplying the shares vested by our stock price on the day of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Frakes(1)	—	—	7,544	157,736
Cynthia Y. Valko	—	—	—	—
Joseph Lebens	—	—	—	—
Thomas M. McGeehan(2)	—	—	3,901	76,097
Matthew B. Scott(3)	—	—	2,754	58,350
William J. Devlin, Jr.(4)	—	—	1,263	26,401

(1)	Pertains to 5,524 shares that vested on February 9, 2011 and 2,020 shares that vested on February 27, 2011.
(2)	Pertains to January 1, 2011 vesting of 485 shares, February 22, 2011 grant of 1,416 shares that vested immediately, as well as the December 8, 2011 vesting of 2,000 shares.
(3)	Pertains to January 1, 2011 vesting of 56 shares, February 9, 2011 vesting of 789 shares, February 22, 2011 grant of 659 shares that vested immediately, as well as 1,250 shares that vested on June 8, 2011.
(4)	Pertains to January 1, 2011 vesting of 322 shares and the February 22, 2011 grant of 941 shares that vested immediately.

PENSION BENEFITS IN 2011

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2011

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities, as of December 31, 2011.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2011. These payments would have been equal to one and one-half times the base salary of each named executive officer with a cap of $200,000. Mr. Scott has an additional voluntary life insurance policy that provides $250,000 in coverage.

Larry A. Frakes

Under his employment agreement with us, Mr. Frakes’ employment could be terminated at any time by our Board of Directors or by Mr. Frakes upon three months written notice with or without cause, upon his death or disability. For 18 months following Mr. Frakes’ termination for any reason, Mr. Frakes shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Termination upon Death or Disability. If we terminated Mr. Frakes’ employment for cause, death or disability, Mr. Frakes was entitled to receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options ceased. For details regarding Mr. Frakes’ salary, restricted shares, and options, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

Under Mr. Frakes’ employment agreement, “cause” was defined as (1) the engaging by Mr. Frakes in malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (2) the material violation by Mr. Frakes of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such violation is curable and subject to notice), (3) a breach by Mr. Frakes of any representation or warranty in his employment agreement or share/option agreements, (4) the determination by our Board of Directors that Mr. Frakes has exhibited incompetence or gross negligence in the performance of his duties, (5) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Frakes, (6) Mr. Frakes being charged with a felony or other crime involving moral turpitude, or (7) Mr. Frakes substantially failing to perform his duties after notice from us and failure to cure such non-performance within 10 days of our notice (to the extent our Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct applicable to all of our employees and senior executives.

Under Mr. Frakes’ employment agreement, “disability” occurred when a licensed physician selected by us determined that Mr. Frakes was disabled and he was unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive for Good Reason. If Mr. Frakes’ employment was terminated by us without cause or by Mr. Frakes with good reason, Mr. Frakes was entitled to receive severance payments equal to his monthly base salary (based on a $413,000 annual salary) multiplied by months served (capped at 18 months) less any amounts paid during the relevant notice period and any taxes and withholdings, continued benefits for 18 months, and continued vesting in awarded restricted shares and provisionally vested performance vesting options. For details regarding Mr. Frakes’ salary, restricted shares, and options, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

Under Mr. Frakes’ employment agreement, “good reason” was defined as a willful and substantial reduction in his material responsibilities and reporting as provided for in the employment agreement which remained uncured for 30 days after written notice thereof was provided by Mr. Frakes to us setting forth in reasonable detail the alleged breach. Mr. Frakes was required to provide such written notice within 10 days of the event allegedly giving rise to good reason or such alleged event shall not provide a basis for such notice. A modification as to whom Mr. Frakes shall report resulting from a change in control did not constitute good reason.

•

Voluntary Termination. If Mr. Frakes voluntarily terminated his employment without good reason, we would pay him accrued and unpaid base salary through the termination date (less applicable withholding taxes). For details regarding Mr. Frakes’ salary, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

•

Change in Control. All of Mr. Frakes’ unvested restricted shares and unvested options, if any, became vested upon a change in control of Global Indemnity. Mr. Frakes would also have been entitled to a tax gross up on any federal and state tax liability directly resulting from the vesting of restricted shares granted as part of any annual bonus payments. Any retained cash bonus vested if it was determined that the price our shares grew at or in excess of a 15% compounded annual rate over the period of August 15, 2007 through the date of the change in control. As of December 30, 2011, the target growth in our share price had not been achieved and therefore any retained cash bonus would not have vested.

On March 15, 2011, Global Indemnity entered into a restricted share agreement with Mr. Frakes that provided for the grant of 31,250 restricted shares of Global Indemnity, which shares would vest 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. Frakes remained continuously employed by his employer through such period.

If Mr. Frakes’ employment with us terminated before the end of such 12-month period for any reason, including, without limitation, his death or disability, other than solely resulting from (i) his resignation with “good reason” or (ii) the termination of his employment without “cause” (as such terms are defined in the restricted share and employment agreements), the restricted shares would be forfeited and Global Indemnity would have had no further obligations under the agreement. If Mr. Frakes voluntarily terminated employment with good reason or his employment was terminated without cause during such 12-month period, the restricted shares would have immediately vested. “Qualifying Transaction” is defined in the same manner as in the retention agreements described below. If no Qualifying Transaction was consummated within two years of the effective date of the agreement (or entered into during that two-year period and then later consummated), the restricted shares would have been forfeited to Global Indemnity. The restricted share agreement provided that any provision in an agreement to which Mr. Frakes was a party that would otherwise cause the acceleration of vesting of his restricted shares on a change of control would not apply to the restricted shares being granted pursuant to his agreement. Mr. Frakes forfeited the 31,250 restricted shares as his employment ceased after December 31, 2011.

Assuming Mr. Frakes’ employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), and without taking into account any value assigned to Mr. Frakes’ covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards ($)			Medical and
	Severance ($)	Options($)	Restricted Shares($)	Tax Gross Up ($)	Dental Benefits ($)		Total ($)
With Cause; Death; Disability; Voluntary Termination (1)	—	—	—	—	—		—
Without Cause or For Good Reason	900,000	—	—	—	1,108	(2)	901,108
Change in Control(3)(4)	—	—	988,367	251,993	—		1,240,360

(1)	We would have no further obligation to Mr. Frakes, except to pay him for all accrued, but unpaid, base salary through the termination date.
(2)	The current value of medical and dental benefits was used to calculate this amount.
(3)	Assumes continued employment for 12 months following a change in control. If Mr. Frakes were terminated without cause or Mr. Frakes terminated for good reason within 12 months following a change in control, Mr. Frakes would also have been entitled to the payments set forth above in “Without Cause or For Good Reason.”
(4)	Although unvested options vest immediately upon a change in control, as of December 30, 2011, the options were “out of the money.” Therefore, no amount would be recognized. The restricted share amount represents all unvested restricted shares multiplied by the closing price of $19.83 on December 30, 2011.

Mr. Frakes’ employment with us ended on December 31, 2011. Other than with respect to the payment for accrued but unused vacation time ($46,154 ), Mr. Frakes was not entitled to, and did not receive, any post-termination benefits after leaving the company. All of Mr. Frakes’ vested options expired unexercised on March 30, 2012 as a result of his employment ending with Global Indemnity on December 31, 2011. In addition, all of Mr. Frakes’ unvested options and his unvested restricted share awards were forfeited on December 31, 2011 as a result of his employment ending with Global Indemnity.

Cynthia Y. Valko

Under Ms. Valko’s employment arrangement with us, Ms. Valko’s employment may be terminated at any time by us with or without cause or by Ms. Valko at any time.

•

Termination by Us for Cause,. If Ms. Valko’s employment is terminated for cause, Ms. Valko would receive all accrued, but unpaid, base salary and any vesting of restricted shares and/or options would cease.

Under Ms. Valko’s employment arrangement, “cause” means (1) the engaging by Ms. Valko in any malfeasance, incompetence, gross misconduct, gross negligence, or fraud, (2) Ms. Valko is officially charged with or indicted for a felony criminal offense involving moral turpitude, (3) Ms. Valko failing to follow the lawful written instructions of the Board of Directors, including a committee thereof and the Chairman of the Board, and (4) violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct and similar policies applicable to all of our employees and senior executives.

•

Termination by Us Without Cause. If we terminate Ms. Valko without cause, Ms. Valko is entitled to severance payments equal to one month of base salary for each 12 months of employment prior to the date of termination subject to the execution of a general release.

•

Change in Control. All of Ms. Valko’s unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Ms. Valko’s unvested options, if any, see the description related to Ms. Valko in the “Outstanding Equity Awards at December 31, 2011” table above.

Assuming Ms. Valko’s employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards ($)		Medical and
	Severance ($)	Options($)	Restricted Shares($)	Dental Benefits ($)	Total ($)
With Cause(1)	—	—	—	—	—
Without Cause	400,000	—	—	—	400,000
Change in Control(2)	—	588,000	—	—	588,000

(1)	We would have no further obligation to Ms. Valko except to pay her for all accrued, but unpaid, base salary through the termination date.
(2)	The option amount represents the value of the spread between the $17.87 exercise price and the closing price of $19.83 on December 30, 2011.

Joseph Lebens

Under Mr. Lebens’ employment arrangement with us, Mr. Lebens’ employment may be terminated at any time by us with or without cause or by Mr. Lebens at any time.

•

Termination by Us for Cause. If Mr. Lebens’ employment is terminated for cause, Mr. Lebens would receive all accrued, but unpaid, base salary and any vesting of restricted shares and/or options would cease.

Under Mr. Lebens’ employment arrangement, “cause” means (1) the engaging by Mr. Lebens in any malfeasance, incompetence, gross misconduct, gross negligence, or fraud, (2) Mr. Lebens is officially charged with or indicted for a felony criminal offense involving moral turpitude, (3) Mr. Lebens failing to follow the lawful written instructions of the Board of Directors, including a committee thereof and the Chairman of the Board, and (4) violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct and similar policies applicable to all of our employees and senior executives.

•

Termination by Us Without Cause. If we terminate Mr. Lebens without cause, Mr. Lebens is entitled to severance payments equal to six months of base salary subject to the execution of a general release.

Assuming Mr. Lebens’ employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards ($)		Medical and
	Severance ($)	Options($)	Restricted Shares($)	Dental Benefits ($)	Total ($)
With Cause (1)	—	—	—	—	—
Without Cause	165,000	—	—	—	165,000
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Lebens, except to pay him for all accrued, but unpaid, base salary through the termination date.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment may be terminated at any time by us with or without cause, or upon his death or disability, or by Mr. McGeehan upon 90 days’ written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Death, Disability or Resignation. If Mr. McGeehan’s employment is terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options would cease.

Under Mr. McGeehan’s employment agreement, “cause” means (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. McGeehan is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminate Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. McGeehan participates until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. McGeehan’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested options and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2011” table above.

On March 15, 2011, a retention agreement was entered into between Mr. McGeehan and us. The retention agreement provides for the payment of a bonus equal to 1.5 times of his base salary to be paid 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. McGeehan remains continuously employed by us through such period. “Qualifying Transaction” is defined in the retention agreement to mean: (i) a merger, consolidation or other business combination pursuant to which the business, assets or divisions of Mr. McGeehan’s employer or any parent of the employer is combined with an unaffiliated third party; (ii) the sale or other disposition of 50% or more of the shares of the employer or any parent of the employer; or (iii) certain transfers of all or substantially all of the assets of the employer or any parent of the employer, provided, however, that the Compensation Committee has sole discretion with respect to the determination as to whether a Qualifying Transaction has occurred. If no Qualifying Transaction is consummated within two years of the effective date of the retention agreement (or entered into during that two-year period and then later consummated), the agreement will terminate. In addition, the retention agreement may be terminated prior to the occurrence of a Qualifying Transaction by the Compensation Committee upon the recommendation of the Chief Executive Officer of Global Indemnity.

If Mr. McGeehan’s employment with us terminates before the end of such 12-month period for any reason, including, without limitation, the death or disability of Mr. McGeehan, other than solely resulting from (i) Mr. McGeehan’s resignation with “good reason” or (ii) the termination of Mr. McGeehan’s employment without “cause” (as such terms are defined in the retention and employment agreements), Mr. McGeehan will not earn and will not be entitled to receive his bonus (or any portion thereof), and the employer will have no further obligations under the retention agreement.

If Mr. McGeehan voluntarily terminates employment with good reason or his employment is terminated without cause during such 12-month period, he will receive the bonus (reduced by any cash severance payments made under the Mr. McGeehan’s employment agreement) at the end of such 12-month period. Following payment of his retention bonus, Mr. McGeehan will no longer be eligible for cash severance payments under his employment agreement upon any subsequent termination of employment.

Assuming Mr. McGeehan’s employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

	Severance/	Value of Accelerated Vesting of Equity Awards ($)		Medical and
	Retention Bonus($)	Options($)	Restricted Shares($)	Dental Benefits ($)		Total ($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	375,000	—	—	16,292	(2)	391,292
Change in Control(3)	562,500	—	144,283	—		594,283

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.
(2)	The current value of medical and dental benefits was used to calculate this amount.
(3)	Assumes continued employment for 12 months following a change in control. If Mr. McGeehan were to be terminated without cause or if Mr. McGeehan terminates due to certain relocation within 12 months following a change in control, Mr. McGeehan would be entitled to the retention bonus amount and the restricted shares amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” amount set forth above in “Without Cause or as a Result of Certain Relocation.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $19.83 on December 30, 2011.

William J. Devlin, Jr.

Under Mr. Devlin’s employment agreement with Global Indemnity Group, Mr. Devlin’s employment may be terminated by Global Indemnity Group with or without cause, or upon his death or disability or by Mr. Devlin upon 90 days’ written notice. For a period of 12 months following Mr. Scott’s termination for any reason, Mr. Devlin would be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Global Indemnity Group for Cause, Death, Disability or Resignation. If Mr. Devlin’s employment is terminated because of death, disability, Mr. Devlin’s resignation or for cause, Mr. Devlin would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Devlin’s employment agreement, “cause” means (1) Mr. Devlin substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Devlin in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Devlin of certain provisions of his employment agreement or share/option agreements after notice from Global Indemnity Group and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Devlin of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by Global Indemnity Group’s Board of Directors that Mr. Devlin has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Devlin, or (7) Mr. Devlin being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Devlin is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Global Indemnity Group Without Cause. If we terminate Devlin without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. Devlin (in both cases without us offering Mr. Devlin a reasonable relocation package), Mr. Devlin is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. Devlin participates until the earlier of the end of the severance period or Mr. Devlin becoming eligible for coverage by another employer and subject to Mr. Devlin continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. Devlin’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Devlin’s unvested options and restricted shares, if any, see the description related to Mr. Devlin in the “Outstanding Equity Awards at December 31, 2011” table above.

On March 15, 2011, a retention agreement was entered into between Mr. Devlin and us. The retention agreement provides for the payment of a bonus equal to 1.5 times of his base salary to be paid 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. Devlin remains continuously employed by us through such period. “Qualifying Transaction” is defined in the retention agreements to mean: (i) a merger, consolidation or other business combination pursuant to which the business, assets or divisions of Mr. Devlin’s employer or any parent of the employer is combined with an unaffiliated third party; (ii) the sale or other disposition of 50% or more of the stock of the employer or any parent of the employer; or (iii) certain transfers of all or substantially all of the assets of the employer or any parent of the employer, provided, however, that the Compensation Committee has sole discretion with respect to the determination as to whether a Qualifying Transaction has occurred. If no Qualifying Transaction is consummated within two years of the effective date of the retention agreement (or entered into during that two-year period and then later consummated), the agreement will terminate. In addition, the retention agreement may be terminated prior to the occurrence of a Qualifying Transaction by the Compensation Committee upon the recommendation of the Chief Executive Officer of Global Indemnity.

If the Mr. Devlin’s employment with his employer terminates before the end of such 12-month period for any reason, including, without limitation, the death or disability of Mr. Devlin, other than solely resulting from (i) Mr. Devlin’s resignation with “good reason” or (ii) the termination of Mr. Devlin’s employment without “cause” (as such terms are defined in the retention and employment agreements), Mr. Devlin will not earn and will not be entitled to receive his bonus (or any portion thereof), and the employer will have no further obligations under the retention agreement.

If the Mr. Devlin voluntarily terminates employment with good reason or his employment is terminated without cause during such 12-month period, he will receive the bonus (reduced by any cash severance payments made under the Mr. Devlin’s employment agreement) at the end of such 12-month period. Following payment of his retention bonus, Mr. Devlin will no longer be eligible for cash severance payments under his employment agreement upon any subsequent termination of employment.

Assuming Mr. Devlin’s employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), and without taking into account any value assigned to Mr. Devlin’s covenant not to compete, such payments and benefits would have had an estimated value of:

	Severance/	Value of Accelerated Vesting of Equity Awards ($)		Medical and
	Retention Bonus($)	Options($)	Restricted Shares($)	Dental Benefits ($)		Total ($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	250,000	—	—	11,638	(2)	261,638
Change in Control(3)	375,000	—	48,484	—		423,484

(1)	We would have no further obligation to Mr. Devlin, except to pay him for all accrued, but unpaid, base salary through the termination date.
(2)	The current value of medical and dental benefits was used to calculate this amount.
(3)	Assumes continued employment for 12 months following a change in control. If Mr. Devlin were to be terminated without cause or if Mr. Devlin terminates due to certain relocation within 12 months following a change in control, Mr. Devlin would be entitled to the retention bonus amount and the restricted shares set forth above in “Change in Control” as well as the “Medical and Dental Benefits” set forth above in “Without Cause or as a Result of Certain Relocation.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $19.83 on December 30, 2011.

Matthew B. Scott

Under Mr. Scott’s employment agreement with PAIC, Mr. Scott’s employment may be terminated by PAIC with or without cause, or upon his death or disability or by Mr. Scott upon 90 days’ written notice. For a period of 12 months following Mr. Scott’s termination for any reason, Mr. Scott shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by PAIC for Cause, Death, Disability or Resignation. If Mr. Scott’s employment is terminated because of death, disability, Mr. Scott’s resignation or for cause, Mr. Scott would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Scott’s employment agreement, “cause” means (1) Mr. Scott substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Scott in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Scott of certain provisions of his employment agreement or share/option agreements after notice from PAIC and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Scott of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by PAIC’s Board of Directors that Mr. Reynolds has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Scott, or (7) Mr. Scott being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Scott is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by PAIC Without Cause. If PAIC terminates Mr. Scott without cause, Mr. Scott is entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we would also be obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Scott participates until the earlier of the end of the severance period or Mr. Scott becoming eligible for coverage by another employer, subject to Mr. Scott continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. Scott’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Scott’s unvested options and restricted shares, if any, see the description related to Mr. Scott in the “Outstanding Equity Awards at December 31, 2011” table.

On March 15, 2011, a retention agreement was entered into between Mr. Scott and us. The retention agreement provides for the payment of a bonus equal to 1.5 times of his base salary to be paid 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. Scott remains continuously employed by us through such period. “Qualifying Transaction” is defined in the retention agreement to mean: (i) a merger, consolidation or other business combination pursuant to which the business, assets or divisions of Mr. Scott’s employer or any parent of the employer is combined with an unaffiliated third party; (ii) the sale or other disposition of 50% or more of the stock of the employer or any parent of the employer; or (iii) certain transfers of all or substantially all of the assets of the employer or any parent of the employer, provided, however, that the Compensation Committee has sole discretion with respect to the determination as to whether a Qualifying Transaction has occurred. If no Qualifying Transaction is consummated within two years of the effective date of the retention agreement (or entered into during that two-year period and then later consummated), the agreement will terminate. In addition, the retention agreement may be terminated prior to the occurrence of a Qualifying Transaction by the Compensation Committee upon the recommendation of the Chief Executive Officer of Global Indemnity.

If Mr. Scott’s employment with us terminates before the end of such 12-month period for any reason, including, without limitation, the death or disability of Mr. Scott, other than solely resulting from (i) Mr. Scott’s resignation with “good reason” or (ii) the termination of Mr. Scott’s employment without “cause” (as such terms are defined in the retention and employment agreements), Mr. Scott will not earn and will not be entitled to receive his bonus (or any portion thereof), and we will have no further obligations under the retention agreement.

If Mr. Scott voluntarily terminates employment with good reason or his employment is terminated without cause during such 12-month period, he will receive the bonus (reduced by any cash severance payments made under the Mr. Scott’s employment agreement) at the end of such 12-month period. Following payment of his retention bonus, Mr. Scott will no longer be eligible for cash severance payments under his employment agreement upon any subsequent termination of employment.

Assuming Mr. Scott’s employment was terminated under each of these circumstances on December 30, 2011 (the last business day of 2011), and without taking into account any value assigned to Mr. Scott’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards ($)		Medical and
	Severance/ Bonus($)	Options($)	Restricted Shares($)	Dental Benefits ($)		Total ($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause	300,000	—	—	16,292	(2)	316,292
Change in Control(3)	450,000	—	162,745	—		612,745

(1)	We would have no further obligation to Mr. Scott, except to pay him for all accrued, but unpaid, base salary through the termination date.
(2)	The current value of medical and dental benefits was used to calculate this amount.
(3)	Assumes continued employment for 12 months following a change in control. If Mr. Scott were to be terminated without cause or if Mr. Scott terminates due to certain relocation within 12 months following a change in control, Mr. Scott would be entitled to the retention bonus amount and the restricted shares amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” set forth above in “Without Cause.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $19.83 on December 30, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our equity compensation plans as of December 31, 2011:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by shareholders	565,981	$20.59	3,244,690
Equity compensation plans not approved by shareholders	—	—	—
Total	565,981	$20.59	3,244,690

(1)	Does not include shares reflected in the column entitled “Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.” In addition, 903,780 restricted shares have been awarded or purchased under the Share Incentive Plan, of which 85,850 were forfeited and returned to the Share Incentive Plan. 371,399 shares have been issued due to the exercise of options.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee, which currently consists of Saul A. Fox, James W. Crystal, and Mary J. Hennessy, is, or was during 2011, an employee or an officer of Global Indemnity or its subsidiaries. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our A and B ordinary shares as of April 6, 2012, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our executive officers and directors as a group.

As of April 6, 2012, the following share capital of Global Indemnity plc was issued and outstanding:

•	16,396,965 A ordinary shares; and

•	12,061,370 B ordinary shares, each of which is convertible at any time at the option of the holder into one A ordinary share.

Based on the foregoing, and assuming each B ordinary share is converted into one A ordinary share in accordance with the Articles of Association, as of April 6, 2012, there would have been 28,458,335 A ordinary shares issued and outstanding.

Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

					Total	% As-
	A		B		Voting	Converted
Name and address of	Ordinary Shares		Ordinary Shares		Power(2)	Ownership(3)
Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox(4)	16,529,722	58.1%	12,061,370	100%	91.3%	58.1%
Fox Paine & Company(5)	15,832,294	55.6%	12,061,370	100%	90.8%	55.6%
Essex Equity Capital Management, LLC(6)	1,855,201	11.3%	—	—	1.4%	6.5%
Hotchkis & Wiley Capital Management(7)	1,607,340	9.8%	—	—	1.2%	5.6%
Larry A. Frakes	154,522	*	—	—	*	*
Chad A. Leat	66,948	*	—	—	*	*
Seth J. Gersch	66,799	*	—	—	*	*
James R. Kroner(8)	43,848	*	—	—	*	*
Michael J. Marchio	38,648	*	—	—	*	*
Thomas M. McGeehan	31,599	*	—	—	*	*
William J. Devlin, Jr.	16,586	*	—	—	*	*
Matthew B. Scott.	15,959	*	—	—	*	*
Mary R. Hennessy	8,656	*	—	—	*	*
James W. Crystal	7,701	*	—	—	*	*
Joseph Lebens	5,376	*	—	—	*	*
Cynthia Y. Valko	3,871	*	—	—	*	*
All directors and executive officers as a group (consists of 13 persons)	16,990,235	59.7%	12,061,370	100%	91.6%	59.7%

*	The percentage of shares beneficially owned does not exceed 1%.
**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland
(1)	The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 6, 2012. In particular, A ordinary shares that may be acquired by a particular beneficial owner upon the conversion of B ordinary shares are deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by any other beneficial owner.
(2)	The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity plc that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each B ordinary share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity plc are entitled, again taking into account that each B ordinary share has ten votes.
(3)	The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity plc that a particular beneficial owner holds on an as-converted basis, assuming that each B ordinary share is converted into one A ordinary share. As of April 6, 2012 there were 19,449,315 A ordinary shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of A ordinary shares each beneficial owner holds on an as-converted basis and the denominator is the total number of A ordinary shares on an as-converted basis.

(4)	Mr. Fox is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which includes Mr. Fox. In addition, Mr. Fox is a member of Fox Paine & Company, LLC. Mr. Fox disclaims beneficial ownership of all shares held by U.N. Holdings (Cayman), Ltd. and each of the Co-Investment Funds as described in footnote five below, except to the extent of his indirect pecuniary interest in such shares through ownership of such entities. 697,428 of the A Ordinary shares listed are held by Mercury Assets Delaware LLC. The sole member of Mercury Assets Delaware LLC is The Mercury Trust. Mr. Fox is the sole trustee of The Mercury Trust. Mr. Fox disclaims beneficial ownership of the A Ordinary shares owned by Mercury Assets Delaware LLC, except to the extent of his indirect pecuniary interest therein.
(5)	The security holders are: (i) U.N. Holdings (Cayman), Ltd.; (ii) U.N. Holdings (Cayman) II, Ltd.; and (iii) U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the “Co-Investment Funds”). A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. are held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International GP, L.P. The sole general partner of Fox Paine Capital International GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with Fox Paine Capital International GP, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of Fox Paine Capital International GP, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with Fox Paine Capital International GP, Ltd. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC acts as the investment advisor for certain of the security holders and, consequently, may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of Fox Paine Capital International GP, L.P., may terminate that management agreement at any time in its sole discretion. Fox Paine International GP, Ltd. disclaims ownership of any securities that Fox Paine Capital International GP, L.P. may beneficially own to the extent of any partnership interests in Fox Paine Capital International GP, L.P. that persons other than Fox Paine International GP, Ltd. hold. Fox Paine Capital International GP, L.P., in turn, disclaims ownership of any securities that Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd. may beneficially own to the extent of any partnership or share capital interests in Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd., respectively, that persons other than Fox Paine Capital International GP, L.P. hold. Fox Paine Capital Fund II International, L.P. disclaims ownership of any securities that U.N. Holdings (Cayman), Ltd. or U.N. Holdings (Cayman) II, Ltd. beneficially owns to the extent of any share capital interests in U.N. Holdings (Cayman), Ltd. or U.N. Holdings (Cayman) II, Ltd. that persons other than Fox Paine Capital Fund II International, L.P. hold. Fox Paine Capital Co-Investors International GP, Ltd. disclaims ownership of any securities that the Co-Investment Funds beneficially own to the extent of any partnership interests in the Co-Investment Funds that persons other than Fox Paine Capital Co-Investors International GP, Ltd. hold. Fox Paine & Company, LLC disclaims ownership of any securities that it or any of the foregoing security holders may beneficially own.
(6)

Based solely on information provided pursuant to Amendment No. 2 to Schedule 13G filed on February 14, 2012 with the Securities and Exchange Commission, which reported that Essex Equity Capital Management, LLC (“Essex”), an investment advisor, has shared dispositive power and power to direct the vote of 1,855,201 shares. Essex is the investment advisor, manager, and control person of Essex Equity Joint Investment Vehicle, LLC. Essex Equity Joint Investment Vehicle, LLC, the security holder of the securities identified herein, acts and holds such securities directly. Each of Basil Maher and M. Brian Maher, as a member of the investment committee of Essex, may be deemed to be a beneficial owner of the securities held by Essex Equity Joint Investment Vehicle, LLC. The address for Essex is 375 Hudson Street, 12th Floor, New York, NY 10014. The address for Basil Maher and M. Brian Maher is c/o Essex Equity Capital Management, LLC, 70 South Orange Avenue, Suite 105, Livingston, New Jersey 07039.

(7)	Based solely on information provided pursuant to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,607,340 shares, has the power to direct the vote of 560,636 shares and has no shared voting power over the remaining shares. The address for Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.
(8)	Includes 41,947 A ordinary shares held by Gray Fox Capital LLC, of which Mr. Kroner is the President and sole member and to whom Mr. Kroner has assigned his right to receive payment for his service as a director.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he will not vote on the approval of the transaction.

Generally, the transactions reviewed by the Audit Committee are all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” generally includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our A ordinary shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management all related party transactions that are relevant to an understanding of our financial statements, (b) any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) make recommendations to our Board of Directors with respect to related party transactions. In addition, management prepares a report that is provided to our Board of Directors at each of their meetings, which details each related party transaction that was entered into since the prior meeting and the status of each related party transaction that is currently active.

Our Relationship with Fox Paine & Company

As used herein, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds. Saul A. Fox, our Chairman, is the founder and chief executive of Fox Paine & Company, LLC.

Memorandum and Articles of Association

Pursuant to our Memorandum and Articles of Association, adopted as of July 2, 2010, Fox Paine & Company has the right to nominate a certain number of Directors, dependent on Fox Paine & Company’s percentage ownership of voting shares in the Company for so long as Fox Paine & Company hold an aggregate of 25% or more of the voting power in Global Indemnity. Our Board of Directors currently consists of seven directors, all of whom were nominated by Fox Paine & Company.

Management Agreement

On September 5, 2003, as part of the acquisition of Wind River Investment Corporation, United America Indemnity, Ltd. (“United America Indemnity”), our wholly owned subsidiary, which was our publicly traded holding company until our redomestication to Ireland, entered into a management agreement and a related indemnification agreement (together, the “Management Agreement”) with Fox Paine & Company, LLC and Wind River Holdings, L.P., formerly The AMC Group, L.P. (“Wind River Holdings”). In the Management Agreement, United America Indemnity agreed to pay to Fox Paine & Company, LLC an initial management fee of $13.2 million for the year beginning on September 5, 2003, which was paid on September 5, 2003, and thereafter an annual management fee of $1.2 million, subject to certain adjustments. United America Indemnity likewise agreed to pay to Wind River Holdings an annual management fee of $0.3 million, subject to certain adjustments. In exchange for the management fee, Fox Paine & Company, LLC and Wind River Holdings agreed to assist United America Indemnity and its affiliates by providing certain financial and strategic consulting, advisory and other services. Fox Paine & Company, LLC has also consulted with United America Indemnity and its affiliates on various matter including tax planning, public relations strategies, economic and industry trends and executive compensation.

On May 25, 2006, United America Indemnity entered into Amendment No. 1 to the Management Agreement with Fox Paine & Company, LLC and Wind River Holdings (“Amendment No. 1”). Amendment No. 1 terminated the services provided to United America Indemnity by Wind River Holdings as of May 25, 2006. In connection with United America Indemnity’s ongoing operations, United America Indemnity agreed to pay an annual management fee of $1.5 million to Fox Paine & Company, LLC. United America Indemnity also agreed to continue to indemnify Fox Paine & Company, LLC, Wind River Holdings and the other indemnified persons and to continue to reimburse Fox Paine & Company, LLC for expenses incurred in providing management services.

In connection with our redomestication to Ireland, two of our subsidiaries, Wind River and Global Indemnity Group, Inc. agreed to guarantee United America Indemnity’s payment obligations under the Management Agreement and Amendment No. 1.

On March 16, 2011, United America Indemnity and Global Indemnity (Cayman) Ltd., our wholly owned, indirect subsidiary (“Global Indemnity Cayman”), entered into an agreement (the “Amended Management Agreement”) with Fox Paine & Company, LLC pursuant to which United America Indemnity assigned and Global Indemnity Cayman assumed all of United America Indemnity’s rights and obligations under the Management Agreement and Amendment No. 1. Under the Amended Management Agreement, Global Indemnity Cayman will pay Fox Paine & Company, LLC the same $1.5 million annual management fee provided under Amendment No. 1 in exchange for Fox Paine & Company, LLC’s ongoing provision of management services to Global Indemnity Cayman and its affiliates. In addition, upon the consummation of a “change of control” transaction that does not involve Fox Paine & Company, LLC and its affiliates, or Fox Paine Capital Fund II International, L.P. and its affiliates (collectively, the “Funds”), Global Indemnity Cayman will pay Fox Paine & Company, LLC a $10 million termination fee in exchange for the immediate termination of Global Indemnity Cayman’s obligation to pay the annual management fee and Fox Paine & Company, LLC’s obligation to provide management services. The Amended Management Agreement also confirms the arrangements under which Fox Paine & Company, LLC will provide advisory services to Global Indemnity Cayman and its affiliates or the Funds. In exchange for such advisory services (which will include, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses and structuring, planning and negotiating any such transaction), Global Indemnity Cayman will pay Fox Paine & Company, LLC, upon the consummation of a change of control transaction, a transaction advisory fee equal to one percent of the transaction value (as determined in accordance with the terms of the Amended Management Agreement).

Under the Amended Management Agreement, Fox Paine & Company, LLC will continue to provide management services until the Funds no longer hold an indirect equity investment in United America Indemnity, or Global Indemnity Cayman agrees with Fox Paine & Company, LLC to terminate the management relationship. In the event a transaction is consummated that would otherwise have been a “change of control” transaction, but for any such transaction involving Fox Paine & Company, LLC and its affiliates or the Funds (and thus no termination fee in respect of the annual management fee obligation or transaction advisory fee being then due and payable), notwithstanding anything to the contrary in the Amended Management Agreement, (1) the consummation of any such transaction would not terminate the terms of the Amended Management Agreement, including the right of Fox Paine & Company, LLC to receive the $1.5 million annual management fee and (2) the $1.5 million annual management fee would continue until the earlier of (i) such time as Fox Paine & Company, LLC and its affiliates and the Funds no longer hold an indirect equity investment in Global Indemnity or any successor thereto and (ii) such time as Fox Paine & Company, LLC and Global Indemnity Cayman agree to terminate the management relationship.

Global Indemnity Cayman has assumed United America Indemnity’s obligations to indemnify Fox Paine & Company, LLC, Wind River Holdings and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide. Global Indemnity Cayman will also continue to reimburse Fox Paine & Company, LLC for expenses incurred in providing management services.

Our subsidiaries, United America Indemnity, Wind River, and Global Indemnity Group, Inc., have guaranteed Global Indemnity Cayman’s payment obligations under the Amended Management Agreement. The guarantee provided by Wind River and Global Indemnity Group, Inc. in support of United America Indemnity’s payment obligations under the Management Agreement and Amendment No. 1 have been terminated.

Indemnification Agreement

Pursuant to our redomestication to Ireland, United America Indemnity entered into an indemnification agreement with one of the Affiliated Investment Funds of Fox Paine & Company (collectively, the “Fox Paine Entities”) with respect to certain potential U.S. and Irish tax liabilities. In general, no gain should be recognized for U.S. federal income tax purposes by the indirect owners of the Fox Paine Entities solely as a result of the redomestication transaction. Nevertheless, we may engage in certain internal restructuring transactions involving transfers of assets to subsidiaries of the Company, which, under U.S. tax law, could require certain indirect owners of the Fox Paine Entities to enter into an agreement with the U.S. Internal Revenue Service in order not to recognize gain. Under the agreement with the U.S. Internal Revenue Service, the affected indirect owners of the Fox Paine Entities would agree to pay tax on their gain not taxed at the time of the redomestication to Ireland, together with interest on such tax, if a “triggering event” occurs. A triggering event would be deemed to occur if, among other things, we dispose of shares of any such transferee subsidiaries or dispose of substantially all the transferred assets, including potentially in other internal reorganizations, to the extent such indirect owners have not previously disposed of our shares in a taxable transaction. In connection with our agreement with the Fox Paine Entities, we will have to indemnify the affected indirect owners of the Fox Paine Entities for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with the Fox Paine Entities will provide that, under certain circumstances, in the event the conversion of our B ordinary shares to A ordinary shares or a sale or other disposition of our ordinary shares by any of the Fox Paine Entities is subject to Irish stamp duty, we (or a foreign subsidiary of the Company) will indemnify the Fox Paine Entities and their transferees against such Irish stamp duty. To date, the Company has not been made aware by Fox Paine & Company that it has incurred any Irish stamp duty.

Investment with Fox Paine & Company

Wind River is a limited partner in Fox Paine Capital Fund II, L.P. and Fox Paine Capital Fund II International, L.P., investment funds managed by Fox Paine & Company. The investment pre-dated the September 5, 2003 acquisition of us by Fox Paine & Company. Our interest in these partnerships is valued, as of December 31, 2011, at $6.6 million, and we have a remaining capital commitment to these partnerships of approximately $2.6 million.

Certain Other Relationships and Related Transactions

In 2011, the Company paid approximately $0.2 million in brokerage fees to Frank Crystal & Company, an insurance broker. James W. Crystal, the chairman and chief executive officer of Frank Crystal & Company, became a member of the Company’s Board of Directors on July 6, 2010. The transactions mentioned were entered into before Mr. Crystal became a Director.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2011.

The Audit Committee operates under a charter adopted by our Board of Directors. A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2011.

The Audit Committee discussed with PwC, our independent auditor, the matters required to be discussed by the Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The Audit Committee

Chad A. Leat, Chairman
Mary R. Hennessy
James R. Kroner

Shareholder Proposals

Under the rules and regulations promulgated by the SEC, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual general meeting to be held in 2012 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Chief Executive Officer c/o Global Indemnity plc, on or before December 31, 2012.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland on or before March 16, 2013 or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the Company will have discretionary authority to vote on any such proposal with respect to all proxies submitted to the Company.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the Board of Directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice to our registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not, within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the rights of a shareholder to have a proposal included in the proxy statement in accordance with the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2011 were made on a timely basis except for the following: Ronald Gorman was late in making one Form 3 filing. Stephen Green was late in making one Form 3 filing. Joseph Lebens was late in making one Form 3 to report grants of options to purchase shares pursuant to his employment arrangement.

Other Matters

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2011, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by our Board of Directors. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts were mailed with this Proxy Statement, the Annual Report on Form 10-K on or about April 30, 2012.

Our management knows of no matters to be presented at the Annual General Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement, Annual Report on Form 10-K, and Irish Statutory Accounts may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or request copies by calling +353 (0)1 618 0517. If you want to receive separate copies of our Proxy Statement, Annual Report, 10-K, and Irish Statutory Accounts in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

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Upon request, we will furnish to record and beneficial owners of our A and B ordinary shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2011. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or e-mailed to info@globalindemnity.ie.

GLOBAL INDEMNITY PLC ARTHUR COX BUILDING EARLS FORT TERRACE DUBLIN 2, IRELAND VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 USA, by 11:59 p.m. (Bermuda Time) on 5 June 2012 to be counted. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies who need not be a shareholder of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be counted. A proxy is required to vote in accordance with any instructions given to him. Completion of a proxy form will not preclude a member from attending and voting at the meeting in person. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M46304-Z57779 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GLOBAL INDEMNITY PLC The Board of Directors recommends you vote FOR proposals 1-6: For Against Abstain For Against Abstain 1. Election of Directors 1a. Saul A. Fox ! ! ! 5a3. Linda C. Hohn ! ! ! 1b. James W. Crystal !! 5a4. Andre Perez ! ! ! 1c. Seth J. Gersch ! ! ! 5a5. Cynthia Y. Valko ! ! ! 1d. Mary R. Hennessy ! ! ! 5a6. Janita Burke (Alternate Director) ! ! ! 1e. Chad A. Leat ! ! ! 5a7. Nigel Godfrey (Alternate Director) ! ! ! 1f. Cynthia Y. Valko ! ! ! 5b. To ratify the appointment of PricewaterhouseCoopers ! ! ! International Limited, Hamilton, Bermuda, as the independent To authorize Global Indemnity plc and/or any of its subsidiaries to make auditor of Wind River Reinsurance Company, Ltd. for 2012. 2. open market purchases of Global Indemnity plc A ordinary shares. ! ! ! To authorize the reissue price range of A ordinary shares that 3. Global Indemnity plc holds as treasury shares. ! ! ! 6. To authorize holding the 2013 Annual General Meeting of ! ! ! shareholders of Global Indemnity plc at a location outside of Ireland. 4. Indemnity To ratify the plc’s appointment independent of PricewaterhouseCoopers auditors and to authorize LLP the as Global Board ! ! ! 7. To transact such other business as may properly be brought of Directors acting through its Audit Committee to set their fees. before the 2012 Annual General Meeting or any adjournments or 5. To act on various matters concerning Wind River Reinsurance postponements thereof. Company, Ltd. 5a. Reinsurance Election of directors and alternate director of Wind River For address changes and/or comments, please check this box and write ! Company, Ltd. them on the back where indicated. Nominees: 5a1. Alan Bossin ! ! ! or Please other sign fiduciary, exactly please as your give name(s) full title appear(s) as such. hereon. Joint owners When should signing each as attorney, sign personally. executor, All administrator, holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 5a2. Stephen Green ! ! ! THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL GENERAL MEETING, PROXY STATEMENT, 2011 ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 AND THE IRISH STATUTORY ACCOUNTS OF GLOBAL INDEMNITY PLC. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE 2012 ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A FORM OF PHOTO IDENTIFICATION. ADMISSION TICKET GLOBAL INDEMNITY PLC 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS JUNE 6, 2012 1:00 P.M., Bermuda Time Wind River Reinsurance Company, Ltd. Emporium Bldg. 5th Floor 69 Front Street Hamilton HM PX Bermuda THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER. FOR DIRECTIONS TO THE 2012 ANNUAL GENERAL MEETING, PLEASE CALL +1 (441) 295-8478. NOTE: NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS, BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL GENERAL MEETING. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Notice of Annual General Meeting and Proxy Statement are available and the Irish Statutory Accounts will be available on or about April 30, 2012, at http://materials.proxyvote.com/G39319. M46305-Z57779 GLOBAL INDEMNITY PLC 2012 Annual General Meeting of Shareholders June 6, 2012 1:00 PM, Bermuda Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Linda C. Hohn and Thomas M. McGeehan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B ordinary shares of GLOBAL INDEMNITY PLC that the shareholder(s) is/are entitled to vote at the 2012 Annual General Meeting of shareholder(s) to be held at 1:00 PM, Bermuda Time on 6 June 2012, at Wind River Reinsurance Company, Ltd. Emporium Bldg. 5th Floor, 69 Front Street, Hamilton HM PX, Bermuda, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2012 Annual General Meeting of Shareholders and any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side